Exhibit 10.6

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****) OR WITH THE WORD “[REDACTED]”.

PRODUCTS OFFTAKE AGREEMENT

between

MORGAN STANLEY CAPITAL GROUP INC.

and

DELAWARE CITY REFINING COMPANY LLC

Dated as of April 7, 2011

i

Schedules

Schedule 1 – Products List

Schedule 2 – Form of Quarterly Forecast

Schedule 3 – Form of Monthly Delivery Schedule

Schedule 4 – Form of Weekly Nomination

Schedule 5 – Payment Days for Light Finished Products and Specialty Grades

Schedule 6 – Light Finished Products and Specialty Grade Pricing

Schedule 7 – Intermediate Products Pricing

Schedule 8 – Slurry Pricing

Schedule 9 – Pro Forma Calculation of TVM

Schedule 10 – Transitional Offtake Agreement Term Sheet

ii

PRODUCTS OFFTAKE AGREEMENT

This Products Offtake Agreement is made as of April 7, 2011 (the “Effective Date”) between Morgan Stanley Capital Group Inc., a Delaware corporation whose principal place of business is located at 2000 Westchester Avenue, Floor 01, Purchase, New York 10577-2530 (“MSCG”) and Delaware City Refining Company LLC, a Delaware limited liability company who has a place of business located at One Sylvan Way, 2nd Floor, Parsippany, NJ 07054-3887 (“DCRC”) (each of MSCG and DCRC referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, DCRC owns and desires to commence operations at a crude oil refinery located at Delaware City, Delaware (the “Refinery”) for the processing and refining of crude oil and the production of certain light finished products as specified in Schedule 1 hereto (“Light Finished Products”), certain intermediate products also as specified in Schedule 1 hereto (“Intermediate Products”) and slurry (“Slurry”, and collectively with the Light Finished Products and the Intermediate Products, the “Products”);

WHEREAS, DCRC desires that MSCG purchase from DCRC Products when and as they are produced in the Refinery and sell and supply to DCRC Intermediate Products when and as needed, and MSCG is willing to purchase from DCRC Products and sell to DCRC Intermediate Products all subject to the terms and conditions set forth in this Agreement; and

WHEREAS, in connection with MSCG’s purchase of the Products and sale of Intermediate Products during the Term, DCRC is willing to lease the Tanks (as defined below) to MSCG and to provide related services to MSCG, subject to the terms and conditions set forth in the Terminaling and Storage Services Agreement between the Parties dated as of the date hereof (the “Storage Agreement”).

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, MSCG and DCRC hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below.

“Acceptable Letter of Credit Issuer” means a major U.S. commercial bank or a U.S. branch of a foreign bank which, at all times: (a) (i) satisfies all regulatory capital requirements applicable to it (including any individual regulatory capital requirements); (ii) is “well capitalized” within the meaning of Section 38 of the Federal Deposit Insurance Act, as amended, or any successor statute, and any applicable regulations thereunder; (iii) has a senior unsecured credit rating of at least “A” (or its then current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto) and at least “A2” (or its then current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto); and (iv) meets the applicable criteria of the demanding Party for letter of credit issuers as in effect at such time, including credit, legal and risk management criteria; or (b) is otherwise acceptable to the demanding Party in its sole discretion.

“Additional Termination Event” means any of the events or circumstances specified as such in Section 18.3.

“Affected Party” has the meaning specified in Section 18.3.

“Affiliate” means, in relation to either Party, any entity controlled, directly or indirectly, by such Party, any entity that controls, directly or indirectly, such Party, or any entity directly or indirectly under common control with such Party. For this purpose, “control” of any entity or Party means ownership of a majority of the issued shares, or voting power or control in fact, of the entity or Party. For purposes of this Agreement, the term “Affiliate” does not include Morgan Stanley Derivative Products Inc.

“Agreement” or “this Agreement” means this Products Offtake Agreement and all Schedules hereto, which are incorporated herein, as may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Ancillary Costs” means all actual direct and indirect costs and expenses associated with or arising from the acquisition, storage, receipt, delivery, handling, loading, discharge, movement and blending of Products at the Refinery, and all Taxes and charges imposed by any Governmental Authority.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority or (iii) any license, permit or compliance requirement, including under any Environmental Law, in each case as may be applicable to either Party or either Party’s performance under this Agreement.

“Assigned Offtake Agreement” means the Terminaling and Offtake Agreement dated as of June 1, 2010 between Premcor and DCRC that DCRC has assigned to MSCG pursuant to the Assignment and Assumption of Offtake Agreement, dated as of the date hereof, among DCRC, TPSI and Premcor, pursuant to which MSCG (through TPSI) will assume DCRC’s supply obligations.

“Bankrupt” means, with respect to a Party, its Guarantor, any of its direct or indirect parent companies or any entity issuing a letter of credit on its behalf hereunder, as the case may be, that such Party (or its Guarantor, any of its direct or indirect parent companies or an entity providing a letter of credit on its behalf hereunder): (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger; (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets; (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (x) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et. seq.

“Barge” means any combination of tugs and barges with the ability to function as a flotilla or single units.

“Base Interest Rate” means the lesser of ***** and the maximum rate of interest permitted by Applicable Law.

“Breakage Costs” means, without duplication, all out-of-pocket losses, damages and expenses reasonably and necessarily incurred by the Performing Party as a result of termination and liquidation of this Agreement, any Sale Contract and any Specified Agreement, in each case including reasonable attorneys’ fees, court costs, collection costs, interest charges and other disbursements, and any costs incurred in a reasonable commercial manner in obtaining, maintaining, replacing or liquidating commercially reasonable hedges or trading positions relating to (i) the volumes of Products for which MSCG has incurred forward purchase or sale obligations in contemplation of fulfilling its objectives under this Agreement, (ii) any of MSCG Inventory or (iii) any Specified Agreement that is being terminated and liquidated.

“Buckeye” means Buckeye Partners, L.P. or any of its partnership subsidiaries or limited liability company subsidiaries, as applicable.

“Buckeye Pipeline” means the common carrier pipeline and related terminal system owned and operated by Buckeye, which includes connections between Linden, New Jersey and Sinking Springs, Pennsylvania.

“Business Day” means a day on which banks are open for general commercial business in New York, New York.

“Change of Control” means, as to DCRC, the occurrence of, or the taking of any corporate action to facilitate, any of the following:

(i)	the consolidation of DCRC or its Guarantor with another person, the merger of DCRC or its Guarantor into another person, the merger of another person into DCRC or its Guarantor, or any similar event pursuant to a transaction in which 50% or more of the voting shares of DCRC are changed into or exchanged for cash, securities or other property (other than any such transaction where the holders of the voting shares of DCRC or its Guarantor immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting shares of the surviving or resulting person or persons immediately after such transaction); or

(ii)	the consummation of any transaction or series of related transactions (including any merger or consolidation) the result of which is that any person other than DCRC or its Guarantor becomes the beneficial owner directly or indirectly, of more than 30% of the voting shares of DCRC or its Guarantor;

provided, however, that an initial public offering shall not constitute a Change of Control.

For purposes of this definition, any transfer of an equity interest in a person that was formed for the purpose of acquiring voting shares of a person shall be deemed to be a transfer of such portion of such voting shares as corresponds to the portion of the equity of such person that has been so transferred.

“Change of Law” means, on or after the Effective Date of this Agreement, any Applicable Law is adopted or changed or any court, tribunal or regulatory authority with competent jurisdiction changes its interpretation of any Applicable Law.

“Commencement Date” means the Effective Date or, if the conditions set forth in Sections 3.2, 3.3 and 3.4 have not been satisfied or waived in accordance with the terms of the applicable provisions on or before the Effective Date, a mutually agreed date following the Effective Date on which all such conditions have been satisfied or waived, which date shall be a Business Day that the Parties shall specify in a written “Commencement Date Certificate”.

“Commercial Operations Date” means the first day of the month that follows the month during which the Refinery consistently produces on-spec Products at rates that are within a range reflecting production levels anticipated during normal operations.

“Credit Agreement” means (i) any present or future material agreement or undertaking by DCRC or its parent for financing Refinery operations, (ii) any present or future material extension of credit, credit facility, guaranty, loan or indenture to or for DCRC or its parent, (iii) any material obligation of DCRC or its parent (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, or any guaranty of DCRC’s or any of its parent’s obligations, with any bank, financial or lending institution, bond or note issuer, indenture trustee, guarantor, underwriter, Affiliate or any other person, including the Revolving Credit Agreement and the Term Loan Agreement.

“Credit Event Upon Merger” means a Party or its Guarantor consolidates or amalgamates with, merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, (i) the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement or any Specified Agreement, either by operation of law or by an agreement satisfactory to the other Party or otherwise, or (ii) in the reasonable opinion of the other Party, the creditworthiness of the successor, surviving or transferee entity, is materially weaker than the predecessor entity immediately prior to the consolidation, amalgamation, merger or transfer.

“Crude Counterparty” has the meaning specified in Section 4.4.2.

“Customer” means any person to whom MSCG or TPSI sells Products that were either produced at the Refinery and sold by DCRC to MSCG or delivered to the Refinery by MSCG, including Premcor under the Assigned Offtake Agreement. The term “Customer” shall not include TPSI unless otherwise specified.

“Daily Report of Delivered Volumes” has the meaning specified in Section 5.9.

“DCRC Purchase Payment Amount” has the meaning specified in Section 9.1.3.

“Default” means any of the events or circumstances specified as such in Section 18.2.

“Default Interest Rate” means the lesser of (i) the Prime Rate as published under “Money Rates” in the Wall Street Journal in effect at the close of the Business Day on which the payment was due plus *****%, and (ii) the maximum rate of interest permitted by Applicable Law.

“Defaulting Party” has the meaning specified in Section 18.4.

“Delivered Volumes” has the meaning specified in Section 5.9.

“Delivery Date” means any day on which Delivered Volumes of Products are delivered into the Tanks and purchased by MSCG or any day on which Delivered Volumes of Intermediate Products are withdrawn from the Tanks and purchased by DCRC.

“Delivery Month” has the meaning specified in Section 5.3.

“Designated Executive” means the Chief Executive Officer, Chief Financial Officer, President, Secretary (or other senior officer of a Party that is acceptable to the other Party) that is authorized to execute and deliver on such Party’s behalf the certificates required by Section 3.

“Early Termination Date” has the meaning specified in Section 18.4.3.

“Early Termination Fee” means the amount payable by one Party to the other Party in connection with the early termination of this Agreement in the amount specified in Section 18.5.

“Effective Date” means, assuming the due execution of this Agreement by each Party’s authorized representative, the date first written above, upon which this Agreement shall become binding upon and enforceable against the Parties.

“Environmental Law” means any existing or past law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“EPA” means the United States Environmental Protection Agency.

“EPT” means Eastern Prevailing Time.

“Event of Default” means any of the events or circumstances specified as such in Section 18.2.

“Feedstock” has the meaning specified in Section 4.3.3.

“Final Payment Amount” has the meaning specified in Section 9.1.2.

“Final Payment Day” has the meaning specified in Schedule 5.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Finished Products Invoice” has the meaning specified in Section 9.5.1.

“Force Majeure Event” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs, whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals; accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome.

For purposes of this Agreement, the term “Force Majeure” expressly excludes:

(i)	a failure of performance of any person other than the Parties (except to the extent that such failure otherwise would constitute a Force Majeure Event but for this exclusion);

(ii)	the loss of a Party’s market or any market conditions for any Products produced at the Refinery or any market conditions that are unfavorable for either Party;

(iii)	any failure by a Party to apply for, obtain or maintain any permit, license, approval or right of way necessary under Applicable Law for the performance of any obligation under this Agreement; and

(iv)	a Party’s inability to economically perform its obligations under any transaction undertaken pursuant to this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any federal, state or local governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body or any person purporting to act therefor, port authority and any stock or commodity exchange or similar self-regulatory body or supervisory authority having appropriate jurisdiction.

“Guarantor” means, with respect to MSCG, Morgan Stanley, and with respect to DCRC, PBF.

“Guaranty” means (i) the guaranty by MSCG’s Guarantor of MSCG’s prompt and complete payment of obligations under this Agreement, and (ii) the guaranty by DCRC’s Guarantor of DCRC’s prompt and complete payment of obligations under this Agreement, which is to be provided to DCRC or MSCG, as applicable, pursuant to Section 12.2.

“Independent Inspector” means a licensed person acceptable to both Parties that performs sampling, quality analysis and quantity determinations of the Products purchased by a Party under this Agreement.

“Initial Term” has the meaning specified in Section 2.1.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated on or about April 7, 2011 among MSCG; UBS AG, Stamford Branch; DCRC, PBF and PRC, as Borrowers; and the other loan parties thereto.

“Intermediate Products” has the meaning specified in the recitals hereto.

“Invoice Day” means each Business Day during the Term and each of the first three Business Days after the Termination Date.

“Laurel Pipeline” means the pipeline owned and operated by Laurel Pipe Line Company, L.P. that originates at the Booth and Chelsea Junction in Pennsylvania and terminates in Coraopolis, Pennsylvania.

“Letter of Credit Default” means the occurrence of any of the following events as to any outstanding letter of credit: (i) the Acceptable Letter of Credit Issuer no longer meets one or both of the criteria of an “Acceptable Letter of Credit Issuer” as defined in this Agreement; (ii) the Acceptable Letter of Credit Issuer fails to comply with or perform its obligations under such letter of credit; (iii) the Acceptable Letter of Credit Issuer disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such letter of credit; (iv) the letter of credit expires or terminates, or fails or ceases to be in full force and effect at any time during any period when the demanding Party requires that the other Party maintain the letter of credit; (v) the Party providing the letter of credit as performance assurance fails to cause a renewal or replacement letter of credit to be delivered to the demanding Party at least 15 Business Days (or by such other date required by the demanding Party) prior to the expiration of such letter of credit; or (vi) the Acceptable Letter of Credit Issuer becomes or is Bankrupt.

“Liabilities” means any and all claims, demands, suits, losses, expenses (including reasonable attorneys’ fees), damages, charges, fines, penalties, deficiencies, assessments, interest, fines, costs and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), causes of action and liabilities of every type and character, including personal injury or death to any person or loss or damage to any personal or real property, and any Liabilities directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Liabilities with respect to Environmental Laws.

“LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for one-month U.S. dollar deposits appearing on Page 3750 of the Telerate screen (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), LIBOR shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as MSCG may select or, in the absence of such availability, by reference to the rate at which MSCG is offered one-month U.S. dollar deposits at or about 11:00 a.m. (London time) in any interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted. LIBOR shall be established on the first day on which a determination of the interest rate is to be made under this Agreement and shall be adjusted daily based on the one-month LIBOR quotes made available through the foregoing sources.

“Lien” means any lien, pledge, mortgage, claim, charge, encumbrance or other security interest of any nature whatsoever that secures any obligation of any person or any other agreement or arrangement having a similar effect.

“Light Finished Products” has the meaning specified in the recitals hereto.

“Location Premium” has the meaning specified in Section 9.2.1.

“Material Adverse Change” means, (i) as to DCRC or its Guarantor, any condition, circumstance, event, change or effect or combination thereof that individually or in the aggregate has or reasonably could be expected to have or result in (A) a material adverse change in, or a material adverse effect upon, DCRC’s or its Guarantor’s operations, business, properties, condition (financial or otherwise) or prospects taken as a whole, for which MSCG has reasonable grounds for insecurity under this Agreement; (B) a material impairment of the ability of DCRC to perform any of its obligations under any of the Transaction Documents or any Specified Agreement or of its Guarantor to perform any of its obligations under the Guaranty, or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against DCRC of any of the Transaction Documents or any Specified Agreement or against its Guarantor of the Guaranty, or any rights or remedies against such Party under any of the Transaction Documents, Specified Agreement or the Guaranty, as the case may be, and (ii) as to MSCG, *****.

“Monthly Delivery Schedule” means the schedule prepared by DCRC that sets forth the Nominated Volumes for the relevant Delivery Month, as further described in Section 5.3.

“Monthly Specialty Premium Adjustment” has the meaning specified in Section 9.2.2.

“Monthly True-Up Notice” has the meaning specified in Section 9.6.

“Monthly True-Up Payment” means the monthly payment to be paid by one Party to the other Party, which comprises the items and adjustments described in Section 9.6.

“MSCG Inventory” means, from time to time, (i) the Products that MSCG purchased from DCRC under this Agreement and that MSCG currently owns and (ii) any Products or ethanol that MSCG purchased from third parties and delivered to the Refinery (including any pipeline line fill, Tank bottoms and working inventories, other than linefill extending from the Refinery’s processing units to the Tanks), wherever located, including while in the Tanks, within a Pipeline or while loaded upon Barges.

“MSCG Purchase Payment Amount” has the meaning specified in Section 9.1.3.

“MSCG Weekly Supply Report” has the meaning specified in Section 5.6.

“Net Finished Products Amount” has the meaning specified in Section 9.5.1.

“Net Payment Amount” has the meaning specified in Section 9.5.2.

“Net Payment Amount Invoice” has the meaning specified in Section 9.5.2.

“Nominated Volume” has the meaning specified in Section 5.4.

“Non-Performing Party” means either the Affected Party (as defined in Section 18.3) or the Defaulting Party, as defined in Section 18.4.

“Paulsboro Offtake Agreement” means the Products Offtake Agreement between MSCG and PRC (as assignee of PBF), dated December 14, 2010.

“Payment Direction Agreement” means the agreement to be entered into among DCRC, MSCG and SMT whereby DCRC may assign the receivables owing to DCRC in respect of Light Finished Products, Specialty Grades and any other Product mutually agreed upon by the Parties from time to time to SMT such that MSCG pays amounts otherwise due to DCRC to SMT directly.

“PBF” means PBF Holding Company LLC.

“Performing Party” has the meaning specified in Section 18.4.

“Pipelines” means, collectively, the Laurel Pipeline, the Buckeye Pipeline and the Sunoco Pipeline, and “Pipeline” means any one of these.

“Potential Event of Default” means any Event of Default, which with notice or the passage of time, would constitute an Event of Default.

“PRC” means Paulsboro Refining Company LLC.

“Premcor” means The Premcor Refining Group Inc.

“Products” has the meaning specified in the recitals hereto.

“Provisional Payment Amount” has the meaning specified in Section 9.1.1.

“Provisional Payment Day” has the meaning specified in Schedule 5.

“Provisional Specialty Premium” has the meaning specified in Section 9.2.2.

“Quarterly Delivery Forecast” has the meaning specified in Section 5.2.

“Quarterly Forward Price Report” has the meaning specified in Section 5.7.

“Refinery” has the meaning specified in the recitals hereto.

“Related Agreements” means the Paulsboro Offtake Agreement, the Crude Oil Supply Agreement between Toledo Refining Company LLC (“TRC”) and MSCG, dated on or about February 25, 2011, and the Products Offtake Agreement that MSCG and TRC intend to enter into on or about May 26, 2011 (or any such other agreement that TRC and MSCG enter into that sets forth crude oil supply and/or products offtake arrangements at TRC’s Toledo, Ohio Refinery).

“Relevant Delivery Date” has the meaning specified in Section 9.1.1.

“Renewal Term” has the meaning specified in Section 2.2.

“Representatives” means a Party’s or any of its Affiliates’ directors, officers, employees, auditors, consultants, banks, financial advisors and legal advisors.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement dated on or about December 17, 2010, among PBF, DCRC and PRC as borrowers, and the guarantors and lenders party thereto.

“RFS2” means the EPA’s Renewable Fuel Standard program, 40 C.F.R. 80.1400 et seq.

“Run-off Period” has the meaning specified in Section 11.1.

“Sale Contract” means a contract between MSCG and a Customer or between TPSI and a Customer for the sale of any Product that MSCG purchases from DCRC hereunder.

“Sales Incentive” has the meaning specified in Section 9.3.

“Slurry” has the meaning specified in the recitals hereto.

“SMT” means Statoil Marketing and Trading (US) Inc.

“Specialty Grade” has the meaning specified in Section 4.4.1.

“Specialty Grade Premium” has the meaning specified in Section 9.2.2.

“Specified Agreement” means any agreement between the Parties to purchase, sell or exchange commodities, including any spot or forward contract, future, option, swap, swap option, cap, floor or collar or other derivative transaction on or with respect to a commodity or any combination of these transactions.

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of DCRC or any Affiliate of DCRC in respect of borrowed money.

“Storage Agreement” has the meaning specified in the recitals hereto.

“Sunoco Pipeline” means the pipeline owned and operated by Sunoco Pipeline L.P. with connections from Twin Oaks, Pennsylvania to Linden, New Jersey and the Booth and Chelsea Junction in Pennsylvania.

“Tanks” means each of the tanks located at the Refinery and leased to MSCG pursuant to the Storage Agreement.

“Taxes” means any and all federal, state and local taxes, duties, fees and charges of every description, including all motor fuel, excise, gasoline, aviation fuel, special fuel, diesel, environmental, spill, gross earnings or gross receipts and sales and use taxes, however designated, paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation or handling of the Product; provided, however, that “Taxes” does not include: (i) any tax imposed on or measured by net profits, gross or net income, or gross receipts (excluding, for the avoidance of doubt, any transaction taxes such as sales, use, gross earnings or gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues received from the sale of petroleum products, such as the Delaware gross receipts tax, which, for the avoidance of doubt, is included in the definition of “Taxes”); (ii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; and (iii) business license or franchise taxes or registration fees.

“Term” means the Initial Term and any Renewal Term or Renewal Terms.

“Term Loan Agreement” means the Term Loan Credit Agreement dated on or about December 17, 2010 among DCRC, PBF and PRC as borrowers, and the guarantors and lenders party thereto.

“Termination Amount” has the meaning specified in Section 18.9.

“Termination Date” has the meaning specified in Section 11.1.

“Termination Event” means an Event of Default or an Additional Termination Event.

“TPSI” means TransMontaigne Product Services Inc., an Affiliate of MSCG.

“Transaction Documents” means this Agreement, the Storage Agreement, the Payment Direction Agreement, the Assigned Offtake Agreement, each Guaranty, the Intercreditor Agreement and any confirmations or other writings or communications that document the sales of Products from DCRC to MSCG or the sales of Intermediate Products from MSCG to DCRC.

“Twin Oaks Pipeline” means the proprietary pipeline extending from the Refinery to Twin Oaks, Delaware.

“Unpaid Amounts” means any amounts owed by one Party to another Party under this Agreement that have not been paid as of the date of determination.

“Weekly Nomination” has the meaning specified in Section 5.4.

1.2	Interpretation. Unless the context otherwise requires or except where specifically stated otherwise, in this Agreement:

1.2.1	words using the singular or plural number also include the plural or singular number, respectively;

1.2.2	references to any Party shall be construed as a reference to such Party’s successors in interest and permitted assigns;

1.2.3	references to a provision of Applicable Law or Applicable Laws generally are references to that provision or Applicable Laws generally, as may be amended, extended or re-enacted from time to time;

1.2.4	references to “days,” “months” and “years” mean calendar days, months and years, respectively, and a “day” consists of the 24-hour period commencing at 12:00:00 a.m. EPT and ending on 11:59:59 EPT on that day;

1.2.5	references to “dollars” or “$”mean U.S. dollars;

1.2.6	references to “Sections” and “Schedules” in this Agreement, or to a provision contained therein, shall be construed as references to the Sections and Schedules of this Agreement, as may be amended, modified or supplemented from time to time in accordance with the terms hereof. References to any other agreement, or other document or to a provision contained in any of these, shall be construed, at the particular time, as a reference to it as it may then have been amended, supplemented, modified, suspended, assigned or novated in accordance with its terms;

1.2.7	references to “assets” include present and future properties, revenues and rights of every description;

1.2.8	references herein to “consent” mean, unless otherwise specified, the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned;

1.2.9	the terms “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not any particular Section, subsection, Schedule or subdivision of this Agreement;

1.2.10	the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

1.2.11	references to a “judgment” include any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

1.2.12	references to “obligations” shall be construed to mean a Party’s prompt and complete performance of its covenants and obligations required pursuant to this Agreement; and

1.2.13	references to any “person” include any natural person, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, estate, association, partnership, statutory body, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

1.3	If there is any ambiguity, inconsistency, discrepancy or conflict between this Agreement and any other Transaction Document, this Agreement shall prevail.

1.4	Unless otherwise specified, in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be day “zero” and not included. If the last day of the period so computed is not a Business Day then, unless this Agreement provides otherwise, the period shall run until the end of the next Business Day.

1.5	The provisions of this Agreement shall be construed in accordance with the natural meanings of its terms, and the contra proferentum rule shall not apply to the construction or interpretation of this Agreement.

2.	EFFECTIVE DATE AND TERM

2.1	Initial Term. This Agreement shall commence on the Effective Date and shall continue in effect through the earlier of (i) second anniversary of the Commercial Operations Date and (ii) June 30, 2013 (in either case, the “Initial Term”).

2.2	Renewal Term. From and after expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each such renewal period, a “Renewal Term”). Absent an Event of Default or Additional Termination Event that results in an Early Termination Date, this Agreement shall terminate one year following written notice delivered no sooner than one year prior to expiration of the Initial Term or at any time thereafter by one Party to the other Party; provided, however, that the Parties shall perform their obligations relating to termination pursuant to Section 11.

3.	COMMENCEMENT DATE; CONDITIONS PRECEDENT AND PRE-COMMENCEMENT DATE ACTIVITIES

3.1	Commencement Date. DCRC’s obligation to sell Products to MSCG, and MSCG’s obligation to purchase Products from DCRC, shall commence on the Commencement Date. The occurrence of the Commencement Date is conditional on fulfillment of the conditions precedent set forth in Sections 3.2, 3.3 and 3.4. Notwithstanding the foregoing or the provisions of Section 3.7, the rights and obligations of the Parties arising under this Section 3 and Sections 1 (Definitions and Construction), 16 (Force Majeure), 17 (Representations, Warranties and Covenants), 18 (Termination Events, Default and Early Termination), 19 (Indemnification and Claims), 20 (Limitation on Damages), 23 (Governing Law and Disputes), 24 (Assignment), 25 (Notices), 27 (Confidentiality) and 28 (Miscellaneous) are binding on the Parties from and after the Effective Date.

3.2	Mutual Conditions Precedent. The Parties’ respective obligations to purchase or sell Product are conditional upon satisfaction of the following conditions on or before the Commencement Date (unless the Parties both agree to waive such conditions in writing, if capable of being waived):

3.2.1	No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by either Party under this Agreement.

3.2.2	None of the Refinery (including the dock), the Twin Oaks Pipeline and any of the Pipelines shall have been affected adversely or threatened to be affected adversely by any loss or damage that would have a materially adverse effect on MSCG’s ability to store or transport Products (including Intermediate Products) out of the Refinery and to the delivery points for sales to its Customers.

3.2.3	Each of the Transaction Documents, in form and substance reasonably acceptable to the Parties, shall have been duly executed by the Parties and be in full force and effect;.

3.2.4	All governmental, regulatory, lender, related party and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted with respect to the Transaction Documents, and entering into and performing under the Transaction Documents, have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with, in all material respects.

3.3	Conditions Precedent to MSCG’s Obligations. The obligations of MSCG to purchase or sell Products contemplated under this Agreement shall be subject to DCRC’s satisfaction of the following conditions precedent on or prior to the Commencement Date (unless otherwise specified), as determined by MSCG in its reasonable discretion (unless waived in writing by MSCG in its sole discretion):

3.3.1	All of the representations and warranties of DCRC set forth in this Agreement or in any certificate, document, instrument or writing delivered to MSCG by or on behalf of DCRC under this Agreement shall be true and correct on and as of the Commencement Date with the same force and effect as though they had been made on the Commencement Date.

3.3.2	Since the Effective Date, no Material Adverse Change shall have occurred as to DCRC or its Guarantor.

3.3.3	DCRC shall have delivered to MSCG the following in a form reasonably acceptable to MSCG:

3.3.3.1	a copy of resolutions of its Board of Directors approving and adopting each of the Transaction Documents and the transactions contemplated herein and therein and authorizing the execution, delivery and performance thereof, certified by a Designated Executive of DCRC to be true, complete and in full force and effect as of the Commencement Date, together with a certificate of an authorized signatory as to the incumbency and signature of the officer executing the Transaction Documents;

3.3.3.2	a copy of its limited liability company agreement, certified by an authorized officer as to such documents being true, complete and in full force and effect as of the Commencement Date;

3.3.3.3	a copy of its good standing certificate, dated within 30 days of the Commencement Date, and issued by an appropriate Governmental Authority of the jurisdiction of its incorporation;

3.3.3.4	a certificate or certificates duly executed by a Designated Executive of DCRC and dated the Commencement Date, certifying:

(i)	the fulfillment of each of the conditions to be satisfied on DCRC’s part as set forth in this Section 3.3;

(ii)	the truth and accuracy of the representations and warranties of DCRC that are set forth in this Agreement as of the Commencement Date in all material respects; and

(iii)	to the effect that no action or proceeding has been instituted nor, to such Designated Executive’s best knowledge, has any action by a Governmental Authority been threatened, nor has any order, judgment or decree been issued or, to such Designated Executive’s best knowledge, proposed to be issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the performance of the transactions or obligations contemplated by the Transaction Documents.

3.3.3.5	an executed Guaranty substantially in a form satisfactory to MSCG in its sole discretion; and

3.3.3.6

secretary’s certificate in form and substance satisfactory to MSCG containing representations covering such matters as MSCG shall require, including that (i) DCRC has duly authorized the execution, delivery and performance of this Agreement, (ii) this Agreement constitutes the legally valid and binding obligations of DCRC, enforceable against DCRC in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law), (iii) DCRC’s execution, delivery and performance of this Agreement does not and will not conflict with or cause a breach of or default under any presently existing Credit Agreement, and (iv) that its Guaranty constitutes the legally valid and binding obligations of its Guarantor, enforceable against its Guarantor in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

3.3.4	On the Commencement Date, DCRC shall (i) have in place the insurance coverages identified in Section 15.2 with the endorsements (or a written confirmation from a representative of DCRC’s insurers that the underwriters have agreed to such endorsements) required by Section 15.3.2 and (ii) have delivered to MSCG pursuant to Section 15.3.1 copies of certificates of insurance, each with the most current possible date, which name MSCG as an additional named insured and loss payee as its interests may appear.

3.3.5	MSCG shall have completed to its reasonable satisfaction confirmatory due diligence related to: (i) the Refinery, (ii) environmental matters, (iii) insurance, and (iv) credit determinations.

3.3.6	On the Commencement Date, DCRC shall have executed, delivered, filed and recorded any financing statement, specific assignment or other document and taken any other action that MSCG deems to be necessary or desirable, in its reasonable discretion, to create, preserve, perfect or validate the security interest and Lien granted by DCRC to MSCG pursuant to Section 12.3.

3.4	Conditions Precedent to DCRC’s Performance. The obligations of DCRC to purchase or sell Product contemplated under this Agreement shall be subject to MSCG’s satisfaction of the following conditions precedent on or prior to the Commencement Date, as determined by DCRC in its reasonable discretion (unless waived in writing by DCRC in its sole discretion):

3.4.1	All of the representations and warranties of MSCG set forth in this Agreement or in any certificate, document, instrument or writing delivered to DCRC by or on behalf of MSCG under this Agreement shall be true and correct on and as of the Commencement Date with the same force and effect as though they had been made on the Commencement Date.

3.4.2	Since the Effective Date, no Material Adverse Change shall have occurred as to MSCG or its Guarantor.

3.4.3	MSCG shall have delivered to DCRC the following in a form reasonably acceptable to DCRC:

3.4.3.1	a certificate of an authorized signatory as to the incumbency and signature of the officer executing the Transaction Documents;

3.4.3.2	a copy of its constitutional documents, certified by an appropriate Governmental Authority of the jurisdiction of its incorporation and by an authorized officer as to such documents being true, complete and in full force and effect as of the Commencement Date;

3.4.3.3	a copy of its good standing certificate, dated within 30 days of the Commencement Date, and issued by an appropriate Governmental Authority of the jurisdiction of its incorporation;

3.4.3.4	a certificate or certificates duly executed by a Designated Executive of MSCG and dated the Commencement Date, certifying:

(i)	the fulfillment of each of the conditions to be satisfied on MSCG’s part as set forth in this Section 3.4;

(ii)	the truth and accuracy of the representations and warranties of MSCG that are set forth in this Agreement as of the Commencement Date in all material respects; and

(iii)	to the effect that no action or proceeding has been instituted nor, to such Designated Executive’s best knowledge, has any action by a Governmental Authority been threatened, nor has any order, judgment or decree been issued or, to such Designated Executive’s best knowledge, proposed to be issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the performance of the transactions or obligations contemplated by the Transaction Documents; and

3.4.3.5	an executed Guaranty substantially in a form satisfactory to DCRC in its sole discretion; and

3.4.4	MSCG shall have in place the insurance coverage identified in Section 15.1 and provide DCRC pursuant to Section 15.3.1 copies of certificates of insurance that evidence such coverage.

3.5	Commercially Reasonable Efforts. From and after the Effective Date, to the extent within such Party’s control, DCRC shall use all commercially reasonable efforts to ensure the timely fulfillment of each of the conditions referred to in Sections 3.2 and 3.3 and MSCG shall use all commercially reasonable efforts to ensure the timely fulfillment of each of the conditions referred to in Sections 3.2 and 3.4.

3.6	Termination for Non-Fulfillment of Conditions Precedent.

3.6.1	Without prejudice to Section 3.5, and effective upon receipt of written notice by the other Party, (i) either Party may terminate this Agreement at any time prior to the Commencement Date if the Commencement Date has not occurred by July 1, 2011 due to the failure of any condition in Section 3.2 to be satisfied or waived; (ii) MSCG may terminate this Agreement at any time prior to the Commencement Date if the Commencement Date has not occurred by July 1, 2011 due to DCRC’s failure to satisfy all of the conditions precedent in Section 3.3; and (iii) DCRC may terminate this Agreement at any time prior to the Commencement Date if the Commencement Date has not occurred by July 1, 2011 due to MSCG’s failure to satisfy all of the conditions precedent in Section 3.4.

3.6.2	Without prejudice to Section 3.5, this Agreement automatically shall terminate upon termination at the election of either Party pursuant to Section 3.6.1.

3.6.3	In the event of termination pursuant to this Section 3.6, neither Party shall have any further obligation under this Agreement to the other Party except that the Parties shall remain liable to each other for any damages incurred as a result of a breach by such Party of its representations, warranties or obligations hereunder occurring prior to such termination.

3.7	Pre-Commencement Date Activities. Prior to the Commencement Date, the Parties may plan for commercial operations on and after the Commencement Date by undertaking the following activities:

3.7.1	MSCG shall provide DCRC with an initial Quarterly Forward Price Report and an initial MSCG Weekly Supply Report and shall provide DCRC with other information needed to commence purchases and sales hereunder as reasonably requested by DCRC.

3.7.2	DCRC shall provide to MSCG an initial Quarterly Delivery Forecast and an initial Weekly Nomination and shall provide MSCG with other information needed to commence purchases and sales hereunder as reasonably requested by MSCG.

3.7.3	Assign the Assigned Offtake Agreement to be effective as of the Commencement Date.

3.7.4	Agree to the purchase and sale of Intermediate Products as part of the Refinery start-up activities.

4.	DAILY PURCHASES AND SALES OF PRODUCT

4.1	Purchase by MSCG of Refinery Offtake. MSCG agrees to purchase from DCRC, and DCRC agrees to sell to MSCG, the output of Products from the Refinery in accordance with the terms of this Agreement.

4.1.1	Conditions to Offtake Obligations. MSCG’s Product offtake obligations are subject to the absence of a default under the Assigned Offtake Agreement that has a material adverse effect on MSCG’s ability to move Products out of the Tanks for sale to Customers and subject further to DCRC’s performance of its obligations hereunder and under the other Transaction Documents.

4.2	Supply by MSCG of Intermediate Products. MSCG agrees to supply, sell and deliver to DCRC, and DCRC agrees to purchase and take delivery of the Intermediate Products requirements of the Refinery in accordance with the terms of this Agreement.

4.2.1	Conditions to Supply Obligations. MSCG’s supply obligations shall be consistent with the Weekly Nomination delivered by DCRC, and such obligations shall be subject to DCRC’s performance of its obligations hereunder and under the other Transaction Documents.

4.3	Exclusivity.

4.3.1	Exclusive Purchaser. DCRC agrees that MSCG shall be its exclusive purchaser of all Products produced in the Refinery during the Term of this Agreement. Unless otherwise agreed in advance in writing by MSCG, DCRC agrees not to sell, deliver or transfer title to Products to any person other than MSCG and not to transfer custody to Product to any person other than to MSCG or to its or to a designee’s carrier for delivery to Customers.

4.3.2	Exclusive Supplier. DCRC agrees that MSCG shall be its exclusive supplier of Intermediate Products for processing or blending in the Refinery during the Term of this Agreement. DCRC agrees not to purchase Intermediate Products from any person other than MSCG unless otherwise agreed in advance in writing by MSCG or unless MSCG objects to a Weekly Nomination of Intermediate Products to be sold by MSCG to DCRC.

4.3.3	Exclusive Use of Tanks. Pursuant to the Storage Agreement, and subject to DCRC’s rights to control Refinery operations under Section 4.5.4, DCRC shall make available to MSCG all of DCRC’s and its Affiliates’ rights to use the Tanks for the Term of this Agreement. DCRC shall reasonably coordinate with MSCG any planned or unplanned change in Tank utilization, including when the service of a Tank is changed from use for one Intermediate Product, Light Finished Product or Slurry to use for another, or changed from use for a Product to use for a product that is being or will be sold to DCRC or a Crude Counterparty (a “Feedstock”), and shall use commercially reasonable efforts to provide alternative tank capacity if a Tank must be taken out of service or its use changed. If, pursuant to the terms of the Storage Agreement, DCRC determines that a Tank shall no longer be available to MSCG for storage of Products, DCRC as storage provider shall use commercially reasonable efforts to provide alternative capacity (under the terms of the Storage Agreement) and shall transfer MSCG’s Product to the alternative tank if necessary.

4.4	Specifications. The Products sold and delivered to MSCG at the Refinery shall generally conform to the typical properties set forth for each grade of Light Finished Products or Slurry in Schedule 1 as amended from time to time.

4.4.1	Specialty Grades. From time to time, DCRC may desire to make or MSCG may desire to sell a customized product that is not included in the grades of Products encompassed in Schedule 1 (a “Specialty Grade”). In this circumstance, the Parties shall negotiate in good faith to agree to the terms under which such Specialty Grade would be produced, priced and delivered and in the absence of an agreement as to such terms, no production or sale of a Specialty Grade shall occur.

4.4.2	Quality Downgrades. In the event that any portion of MSCG Inventory located in Tanks is downgraded such that it no longer meets (or never met) the typical properties of the Product specified in Schedule 1 on which the price for MSCG’s purchase was based (the “Original Price”), then either (i) if the product has been downgraded to a Feedstock, MSCG shall deliver and sell (either by in-tank transfer or delivery at the outlet flange of the Tank in which such inventory is stored at the time) and DCRC shall purchase or cause SMT or any other DCRC crude oil supply counterparty (“Crude Counterparty”) to purchase such inventory at a price equal to the Original Price; or (ii) in any other case, MSCG and DCRC shall negotiate in good faith to agree on the disposition of the Product or other action in respect of such downgrade to ensure that such downgrade does not have an adverse impact on MSCG.

4.5	Title, Risk of Loss and Custody.

4.5.1	Transfer of Title. Title to Products purchased by MSCG pursuant to the terms of this

Agreement shall pass from DCRC to MSCG as the Product passes the inlet flange of the Tank to which the Products are being delivered. Title to Products purchased by DCRC pursuant to the terms of this Agreement shall pass from MSCG to DCRC as the Intermediate Products pass the outlet flange of the Tank from which such Product is being delivered.

4.5.2	Ownership. MSCG shall own and have title to all of the Products located at the Refinery after title to such Products passes from DCRC to MSCG as described in Section 4.5.1 and shall own and have title to all Products that it delivers into the Refinery, in each case, until MSCG sells such Products to DCRC or otherwise disposes of such Products in connection with the termination or expiration of this Agreement.

4.5.3	Transfer of Custody. DCRC shall maintain custody of all Products owned by MSCG pursuant to the terms of the Storage Agreement.

4.5.4	Refinery Operations. At all times DCRC shall have and retain complete control of the Refinery and its maintenance and operations, including utilization or maintenance of Tanks.

4.6	*****

4.7	Blending of Products at the Refinery. In its role as a “fuel manufacturer” and a “refiner” (as such terms are defined under 40 C.F.R. Part 79 and Part 80) DCRC shall be responsible for: (i) registering the Products and the Refinery with the EPA, (ii) designating all of the volumes of Products that it may produce by refining and/or blending in accordance with EPA requirements, (iii) testing and certifying Product batches in accordance with EPA requirements, (iv) compliance with all applicable EPA recordkeeping and reporting requirements, (v) properly administering the product transfer document (“PTD”) requirements of the EPA, (vi) meeting the renewable volume obligation (“RVO”) compliance requirements as required under the RFS2 program, and (vii) any and all other “fuel manufacturer” and “refiner” requirements set forth by the EPA under 40 C.F.R. Part 79 and Part 80.

DCRC shall indemnify, defend, and hold harmless MSCG against any and all liabilities in connection with a breach by DCRC of its obligations under this Section 4.7.

5.	DELIVERY NOMINATIONS AND REPORTING

5.1	Coordination, Planning and Information Flow Procedures. The Parties shall develop procedures for the exchange of information between DCRC and MSCG throughout the Term to facilitate optimization of the Refinery operations and production scheduling with MSCG’s marketing and sales activities. Such procedures will include meetings (whether in person or by telephone or video conference) on an as required basis and a monthly meeting in person between DCRC personnel and MSCG to, amongst other things, review the then current maintenance activities, delivery and production programs and related operational issues and to consider marketing activity and opportunities.

5.2

Quarterly Forecasts. Prior to the 20th of every month, DCRC shall provide MSCG with a report (the “Quarterly Delivery Forecast”), substantially in the form attached hereto in Schedule 2, that indicates the Refinery’s anticipated production of Light Finished Products for the second following calendar month and the third following calendar month. The Quarterly Delivery

Forecast shall include any periods of scheduled Refinery maintenance and turnaround and shall be updated from time to time as necessary during the course of the following month.

5.3

Monthly Delivery Schedule. Prior to the 20th of every month, the Parties shall consult regarding the production and delivery schedule for the next following month and DCRC shall provide MSCG with a report reflecting such forecasted schedule (the “Monthly Delivery Schedule”), substantially in the form attached hereto in Schedule 3, that indicates (i) the Refinery’s non-binding estimate of the production of each grade of Intermediate Product, Light Finished Product and Slurry and (ii) the Refinery’s non-binding estimate of Intermediate Products (by grade) requirements, in each case, specifying volumes of each grade of Product for delivery during the following month (each, a “Delivery Month”). DCRC shall notify MSCG promptly upon becoming aware of significant changes for operational purposes to the Monthly Delivery Schedule and MSCG shall notify DCRC promptly upon becoming aware of circumstances that could impact its ability to receive or deliver Product during the period covered by the Monthly Delivery Schedule. The information related to Refinery production provided in the Monthly Delivery Schedule is provided for the Parties’ planning purposes only.

5.4	Weekly Nomination. No later than 10:00 a.m. EPT on Thursday of each calendar week, DCRC shall provide to MSCG a report (the “Weekly Nomination”), substantially in the form attached hereto in Schedule 4, specifying (i) the non-binding best estimate of the Refinery’s production of each grade of Intermediate Product, Light Finished Product and Slurry, and (ii) the best estimate of the Refinery’s Intermediate Products (by grade) requirements (which shall be binding in accordance with the terms of Section 5.5), in each case, specifying volumes of each grade of Product for delivery on each day during the next following calendar week (the “Nominated Volume”). If any Thursday is not a Business Day, the Weekly Nomination shall be delivered on the first preceding Business Day.

5.5	Agreement to Purchase Nominated Volumes. In the absence of notification from MSCG to DCRC within one Business Day of MSCG’s receipt of any Weekly Nomination of MSCG’s objection to any information contained therein relating to Nominated Volumes to be sold by MSCG and purchased by DCRC, the Parties shall be deemed to have agreed to the sale by MSCG to DCRC of the Nominated Volumes of Intermediate Products specified therein on each relevant Delivery Date specified therein. Notwithstanding the above, the Parties acknowledge operational variability and agree that reasonable variations from the specified Nominated Volumes resulting from ordinary course operational factors shall not constitute a breach of this Agreement. The Parties acknowledge that DCRC bears sole responsibility for the preparation, accuracy and correctness of the Weekly Nomination. The Parties agree that the Quarterly Delivery Forecast, Monthly Delivery Schedule and the Weekly Nomination shall be prepared in coordination between the Parties. DCRC agrees to make a good faith effort to (i) produce and sell to MSCG Products in the volumes set forth in each Monthly Delivery Schedule and each Weekly Nomination in accordance with the schedules set forth therein, and (ii) purchase from MSCG Intermediate Products in the volumes set forth in each Monthly Delivery Schedule and Weekly Nomination in accordance with the schedules set forth therein. DCRC shall indemnify MSCG or TPSI or both for any costs, expenses or other losses that it incurs in respect of a Sale Contract as a result of DCRC’s failure to make commercially reasonable efforts to deliver volumes of Products to MSCG in accordance with the Monthly Delivery Schedule and the Weekly Nomination.

5.6

MSCG Weekly Supply Report. On the first Business Day of each calendar week, MSCG shall provide DCRC with a report indicating the volumes and grades of Light Finished Products and Specialty Grades estimated to be sold by MSCG under Sale Contracts with Customers during the following week (the “MSCG Weekly Supply Report”). The MSCG Weekly Supply Report will include a non-binding estimate of the volumes of each grade of Light Finished Products and Specialty Grades to be delivered to the Refinery truck rack, to each of the Pipelines and for waterborne transportation by Barge. The MSCG Weekly Supply Report also will include non-binding estimates of the applicable differentials for pricing, as described in Schedule 6. The actual volumes and grades of Light Finished Products and Specialty Grades to be withdrawn from the Tanks and delivered to the Refinery truck rack, the Pipelines or onto a Barge, as applicable, shall be based on instructions provided to DCRC by MSCG pursuant to the terms of the Storage Agreement. The information in the MSCG Weekly Supply Report is being provided for the Parties’ informational and planning purposes only, MSCG is not acting as a financial advisor or fiduciary or in any similar capacity and MSCG is not giving DCRC any assurance or guarantee as to the forward prices contained in the MSCG Weekly Supply Report.

5.7	Quarterly Forward Price Report. At least once per calendar month, MSCG shall provide DCRC with a report of MSCG’s estimated forward prices for each grade of Product for the following three calendar months (the “Quarterly Forward Price Report”). The information provided in the Quarterly Forward Price Report is provided for the Parties’ planning purposes only. The information in the Quarterly Forward Price Report is being provided for the Parties’ informational and planning purposes only, MSCG is not acting as a financial advisor or fiduciary or in any similar capacity and MSCG is not giving DCRC any assurance or guarantee as to the forward prices contained in the Quarterly Forward Price Report.

5.8	Other Reports. DCRC shall provide MSCG with all daily tank gauging reports covering the Tanks, daily refinery production reports, weekly refinery production reports, monthly refinery production reports, any reports it receives from Pipelines, and, if reasonably requested by MSCG, any other information related to the transactions covered by this Agreement.

5.9	Daily Report of Delivered Volumes. On or prior to 11:00 a.m. EPT on each Business Day, DCRC shall deliver to MSCG (for receipt on or prior to 11:00 a.m. EPT) a report setting forth the actual volumes of each grade of Product (the “Delivered Volumes”) delivered into and delivered out of each Tank on the immediately prior days and total MSCG Inventory levels in each Tank, in each case based on the best available information, including daily tank gauging reports and other relevant Refinery measurements (the “Daily Report of Delivered Volumes”). In addition, (i) the Daily Report of Delivered Volumes delivered on each Friday will include DCRC’s good faith estimate of the volumes for each grade of Light Finished Product and Specialty Grades that will be delivered to MSCG into Tanks on such Friday and (ii) the Daily Report of Delivered Volumes delivered on each Provisional Payment Day in respect of a Delivery Date occurring on or after such Provisional Payment Day as specified in Schedule 5 shall include DCRC’s good faith estimate of the volumes for each grade of Light Finished Product and Specialty Grades that will be delivered to MSCG into Tanks on such Delivery Date(s). The Delivered Volumes shall be subject to subsequent adjustment as required as part of the Monthly True-Up Payment as may be necessary to reflect any additional or more accurate measurement information.

6.	MSCG SALES

6.1	MSCG Sales. DCRC agrees to cooperate with MSCG to facilitate the sale by MSCG to MSCG’s Customers of Light Finished Products and Slurry under the terms of Sale Contracts entered into between MSCG and Customers from time to time.

6.2

Sales at Refinery Rack. DCRC agrees and acknowledges that MSCG may sell Light Finished Products to TPSI in order to effect sales of Products to Customers at the Refinery truck loading rack and that therefore all sales of Products to Customers at the rack may be sold first by MSCG to TPSI, and then sold by TPSI to the Customer in a back-to-back transaction as the Products are removed from the tank into the Customer’s truck at the rack. Sales by MSCG to TPSI shall not affect the amounts owed to DCRC by MSCG.

6.2.1	DCRC shall cooperate and communicate with TPSI, as appropriate, in scheduling transfers, pursuant to the terms of the Storage Agreement, of Finished Light Products from the Tanks to the Refinery truck rack.

6.3	Sale Contracts. Notwithstanding anything that may be inferred to the contrary or as inconsistent with the credit provisions of Section 12, DCRC shall indemnify MSCG for all costs and expenses which may be incurred as a result of a payment default by any Customer under a Sale Contract for delivery of Slurry or as a result of a payment default by Premcor under the Assigned Offtake Agreement (the contract governing any such sale, a “Covered Sale Contract”), any such costs and expense to be reimbursed by DCRC to MSCG as part of the Monthly True-Up Payment.

6.3.1	If MSCG becomes aware of any non-payment breach under a Covered Sale Contract or any proceeding, action or claim which may be instituted, taken or made by MSCG (other than an insurance claim) against a Customer in relation to a Covered Sale Contract (“Third Party Action”), MSCG shall as soon as reasonably practicable give written notice thereof to DCRC providing, in reasonable detail, such available information as may enable DCRC to assess the merits of such Third Party Action.

6.3.2	MSCG shall not institute, take, make, conduct or otherwise deal with any Third Party Action without coordinating with DCRC.

6.4	Renewable Identification Numbers (RINs).

6.4.1	Acknowledgment of Ethanol Blending. The Parties acknowledge that MSCG shall own and from time to time deliver to the Refinery ethanol for blending with the appropriate gasoline blendstocks for sale to TPSI and on-sale to Customers. MSCG shall sell to TPSI the gasoline blendstocks and the ethanol as separate components just prior to blending. TPSI shall be the producer of the ethanol and gasoline blendstock mixture for purposes of any applicable ethanol blender’s tax credit.

6.4.2	Transfer of RINs by MSCG. For each gallon of ethanol provided by MSCG to TPSI for rack blending as described in Section 6.4.1, MSCG shall transfer to DCRC one Gallon-RIN meeting the criteria specified below. For avoidance of doubt, MSCG shall not be obligated to transfer any RINs to DCRC in connection with purchases of Finished Light Products from DCRC for resale to Customers other than at the Refinery truck rack.

6.4.2.1	All Gallon-RINs shall have a “D” code of “6”, pursuant to 40 C.F.R. § 80.1425(g).

6.4.2.2	All Gallon-RINs shall have been generated in the calendar year that the ethanol is delivered to the Refinery; provided, that during the months of January and February MSCG at its sole option may transfer Gallon-RINs generated in the calendar year preceding the year that the ethanol is delivered to the Refinery.

6.4.2.3	MSCG shall provide DCRC with written notice on or before December 31 of each year setting forth an estimate of the vintage year for the RINs MSCG anticipates transferring to DCRC in January and February of the following calendar year.

6.4.3	Remedies in Respect of Invalid RINs. If a Party determines that any Gallon-RINs provided hereunder are invalid pursuant to 40 C.F.R. § 80.1431, then that Party shall notify the other Party in writing within one Business Day of such determination. Within ten Business Days of such written notice, MSCG shall provide to DCRC one Gallon-RIN, of the same type and vintage specified in Section 6.4.2, for every Gallon-RIN determined to be invalid.

6.4.4	No Other RINs Contemplated. The Parties acknowledge and agree that MSCG shall be responsible only for providing to DCRC the RINs specified herein, notwithstanding the renewable volume obligations imposed on DCRC as a refiner of gasoline or diesel fuel pursuant to 40 C.F.R. Part 80, Subpart M.

6.4.5	Definitions Related to RINs. The terms “Renewable Identification Number” (“RINs”) and “Gallon-RIN” shall be defined pursuant to 40 C.F.R. § 80.1401.

6.4.6	Ethanol RINs in the Laurel System. MSCG shall make commercially reasonable efforts to retain RINs attributable to ethanol that are associated with MSCG and/or TPSI sales of Products at truck racks on the pipeline system owned and operated by Laurel Pipe Line Company, L.P. or any of its Affiliates. To the extent MSCG retains such RINs, MSCG shall pass the value of such RINs, or the applicable portion thereof, back to DCRC on terms that are economically neutral to MSCG.

6.4.7	Biodiesel Credits. MSCG agrees to use commercially reasonable efforts to establish customer demand for distillates that contain biodiesel (e.g., B5), as to which the mixture or the biodiesel component qualifies for the Biodiesel Tax Credit. For this purpose, “Biodiesel Tax Credit” means any income tax credit or excise tax credit or refund available for the production of biodiesel, renewable diesel or alternative fuels or the creation and sale of biodiesel, renewable diesel or alternative fuels mixtures provided under §§ 40A, 6426 or 6427 of the U.S. Internal Revenue Code of 1986, as amended, or any other applicable or successor provision.

7.	CERTAIN REPRESENTATIONS

7.1	The Parties intend that:

7.1.1	each purchase and sale of Product between them, whether or not further documented, shall constitute a “forward contract” under section 101(25) and a “swap agreement” under section 101(53B) of the Bankruptcy Code, protected by, inter alia, section 556 and section 560 of the Bankruptcy Code, and that it will be treated as such under and in all proceedings related to any bankruptcy, insolvency or similar law (regardless of the jurisdiction of application or competence of such law) or any regulation, ruling, order, directive or pronouncement made pursuant thereto; and

7.1.2	this Agreement and each transaction between the Parties hereunder constitutes a “master netting agreement” under section 101(38A) of the Bankruptcy Code; and that the rights in Section 18 hereto include the rights referred to in section 561(a) of the Bankruptcy Code.

7.2	For purposes of Section 7.1, the Parties intend and agree that, in respect of a particular week during the Term, they shall be deemed to have entered into a forward contract, swap agreement and eligible financial contract for the sale of Products by DCRC to MSCG and for the sale of Intermediate Products by MSCG to DCRC, as applicable, upon MSCG’s receipt of the Weekly Nomination for such calendar week. The Weekly Nomination shall be deemed to be adjusted to reflect the Delivered Volumes delivered by DCRC to MSCG into the Tanks, in the case of purchases of Product by MSCG, or withdrawn by DCRC from the Tanks, in the case of purchases of Intermediate Products by DCRC.

7.3	Single Agreement. This Agreement and all transactions hereunder form a single integrated agreement between the Parties. During the Term of this Agreement, all transactions between MSCG and DCRC as reflected in each Monthly Delivery Schedule and Weekly Nomination are entered into in reliance on the fact that all such transactions and reports, together with this Agreement, form a single agreement.

8.	WARRANTIES

8.1	Warranties of Title. Each Party represents and warrants to the other Party, that, as of the date of delivery of Product sold hereunder, it has good and marketable title to the Product sold and delivered pursuant to this Agreement, free and clear of any Liens, and that it has full right and authority to transfer such title and effect delivery of such Product.

8.2	Disclaimer of Warranties. EXCEPT FOR THE WARRANTY OF TITLE, THE PARTY SELLING PRODUCT HEREUNDER MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE PRODUCT FOR ANY PARTICULAR PURPOSE OR OTHERWISE.

9.	PRICING OF NOMINATED VOLUMES; PREMIUMS; SALES INCENTIVE

9.1	Purchase Price for Delivered Volumes.

9.1.1

Light Finished Products and Specialty Grade Provisional Pricing. With respect to the volume of Light Finished Products and Specialty Grades purchased by MSCG on a Delivery Date hereunder (for purposes of this Section 9.1, the “Relevant Delivery Date”), MSCG shall, on the Provisional Payment Day for such Relevant Delivery Date as specified in Schedule 5, pay to DCRC the Provisional Price per gallon for each grade of Product delivered determined in accordance with Section II of Schedule 6 (the aggregate provisional amount payable in respect of the volumes of Light Finished Products and Specialty Grades delivered on such Relevant Delivery Date, the “Provisional Payment Amount”). To the extent the Provisional Payment Day for a Relevant Delivery Date occurs on or before such Relevant Delivery Date, the Provisional Payment Amount shall be based on the estimated volumes to be delivered on such Relevant Delivery Date as specified in the Daily Report of Delivered Volumes delivered on or prior to such Relevant Delivery Date; provided, however, if no estimated volumes are specified in the last Daily Report of Delivered Volumes received by MSCG, then the Provisional Payment Amount will be based on the actual volumes delivered on the last Delivery Date reflected in the most recently received Daily Report of Delivered Volumes. The Provisional Payment Amount shall be included on the Finished Products Invoice delivered on the Provisional Payment Day for such Relevant Delivery Date as specified in Schedule 5. DCRC shall return the Provisional Payment Amount to MSCG on the day of the Final Payment Day in respect of the Relevant Delivery Date, and such amount payable from DCRC to MSCG shall be included on the same invoice as the Final Payment Amount in respect of the Relevant Delivery Date.

9.1.2	Light Finished Products and Specialty Grade Final Pricing. With respect to the volume of Light Finished Products and Specialty Grades purchased by MSCG on a Relevant Delivery Date hereunder, MSCG shall, on the Final Payment Day for such Relevant Delivery Date as specified in Schedule 5, pay to DCRC the Final Price per gallon for each grade of Product delivered determined in accordance with Section III of Schedule 6, and, in the case of Specialty Grades, in the manner agreed upon between the Parties pursuant to Section 4.4.1 (the aggregate amount payable in respect of the volumes of Light Finished Products and Specialty Grades delivered on such Relevant Delivery Date, the “Final Payment Amount”). The Final Payment Amount in respect of each Relevant Delivery Date shall be included on the Finished Products Invoice delivered on the Final Payment Day for such Relevant Delivery Day as specified in Schedule 5.

9.1.3	Intermediate Products and Slurry Pricing. The amount payable to MSCG in respect of the volumes of Intermediate Products purchased by DCRC from MSCG on each Delivery Date (in the aggregate for such day, “DCRC Purchase Payment Amount”), and the amount payable to DCRC for the volumes of Intermediate Products and Slurry delivered by DCRC to MSCG on each Delivery Date (in the aggregate for such day, “MSCG Purchase Payment Amount”), shall be determined on a per gallon basis for each gallon delivered based on the Intermediate Products Price or Slurry Price, as applicable, determined in accordance with Schedule 7 or Schedule 8, as applicable. The MSCG Purchase Payment Amount and the DCRC Purchase Payment Amount in respect of each Delivery Date shall be payable on the third Business Day following each such Delivery Date and shall be included on the Net Payment Amount Invoice delivered on such third following Business Day.

9.2	Monthly Product Premiums.

9.2.1	Location Premium. In addition to the purchase price payable in respect of Light Finished Products purchased by MSCG pursuant to Section 9.1, if a volume of Light Finished Product is delivered to a Customer through the Refinery truck rack or a Pipeline, an additional amount (the “Location Premium”) shall be payable by MSCG to DCRC in respect of MSCG’s purchase of Light Finished Products from DCRC to account for the additional net relative value of Product sold at the Refinery truck rack or delivered to a Customer through a Pipeline (compared to a waterborne sale). The Location Premiums shall be determined in accordance with Schedule 6.

MSCG shall prepare an estimate of the Location Premium (the “Provisional Location Premium”) attributable to sales to Customers that occurred during a 30-day period on the first Business Day following the end of such 30-day period. MSCG shall include the Provisional Location Premium on the first Net Payment Amount Invoice prepared after determination of such amount; provided that the first Provisional Location Premium (payable in respect of the first 30-day period after the Commencement Date) shall be payable on the Commencement Date, and no Provisional Location Premium shall be payable on the first Business Day following the end of the first 30-day period after the Commencement Date.

The Parties shall conduct a final accounting of the Location Premium in respect of sales to Customers that occurred during each 30-day period based on additional information available after the respective Provisional Location Premium is calculated (the “Final Location Premium”) within fifteen calendar days after the last day of each such 30-day period, and calculate the difference between the Provisional Location Premium paid and the Final Location Premium in respect of such 30-day period (the “Monthly Location Premium Adjustment”). Each Monthly Location Premium Adjustment shall be included on the first Net Payment Amount Invoice prepared after its determination, and shall be subject to adjustment on future Net Payment Amount Invoices based on additional information received after the initial calculation.

9.2.2	Specialty Grade Premium. In addition to the purchase price payable in respect of Specialty Grades purchased by MSCG pursuant to Section 9.1, if a volume of a Specialty Grade is sold as agreed under Section 4.4.1, an additional amount (the “Specialty Grade Premium”) shall be payable by MSCG to DCRC to account for the additional net relative value of Specialty Grades (relative to the Product specified in Schedule 1 that would otherwise have been produced). The Specialty Grade Premiums shall be determined in accordance with Schedule 6.

MSCG shall prepare an estimate of the Specialty Grade Premium (the “Provisional Specialty Premium”) attributable to sales to Customers that occurred during a calendar week on the first Business Day of the following calendar week, such estimate to be based on the MSCG Weekly Supply Report covering such calendar week that was delivered pursuant to Section 5.6. MSCG shall include the Provisional Specialty Premium on the first Finished Products Invoice prepared after determination of such amount.

The Parties shall conduct a final accounting of the Specialty Grade Premiums in respect of sales to Customers that occurred during each calendar week ending in a particular calendar month based on additional information available after the relevant Provisional Specialty Premiums were calculated (with respect to each such week, the “Final Specialty Premium Amount”) within ten Business Days after the last day of such calendar month, and calculate the difference between the aggregate Provisional Specialty Premium paid in respect of each such week and the Final Specialty Premium for such week (aggregated over all relevant weeks, the “Monthly Specialty Premium Adjustment”). The Monthly Specialty Premium Adjustment shall be included on the first Finished Products Invoice prepared after determination of such Monthly Specialty Premium Adjustment.

9.2.3	MSCG shall make reasonable commercial efforts to maximize the Location Premiums and Specialty Grade Premium, unless otherwise agreed between the Parties (such as when specific components of the Location Premium have been pre-agreed).

9.3	Quarterly Sales Incentive. On a quarterly basis, DCRC shall pay MSCG a sales incentive to be determined in accordance with Schedule 6 (the “Sales Incentive”). MSCG shall include the Sales Incentive for sales to Customers that occur during a calendar quarter in the first Net Payment Amount Invoice prepared after the determination of such Sales Incentive, subject to adjustment in any future Net Payment Amount Invoice based on additional information received after the initial calculation. The sum of the quarterly Sales Incentive for any calendar year shall not exceed $*****, with partial years prorated, provided that the first calendar year shall be deemed to commence on the Commencement Date and end on December 31, 2011 and the first calendar quarter shall be deemed to commence on the Commencement Date and end on the next following calendar quarter end. For example, *****.

9.4

Fixed Values of Premium Components. Prior to the start of each calendar month, the Parties shall negotiate in good faith and make reasonable commercial efforts to agree upon fixed values for each of the components included in the calculations of Base Barge Price and Location Premium described in Schedule 6. If the Parties fail to agree by the 25th day prior to the commencement of such calendar month on the fixed value for any component, the Location Premium for such following calendar month shall be calculated using the actual costs, volumes, fees, prices or amounts that applied in connection with each MSCG (or TPSI) sale instead of using a fixed component.

9.5	Payment and Netting.

9.5.1	On each Invoice Day, MSCG shall net the following amounts:

(i)	the Final Payment Amount payable by MSCG to DCRC on the Final Payment Day occurring on such Invoice Date;

(ii)	the Provisional Payment Amount that MSCG paid to DCRC on the Provisional Payment Day in respect of the same volumes of Light Finished Products and Specialty Grades that the Final Payment Amount in (i) of this Section 9.5.1 is in respect of, such amount to be payable by DCRC;

(iii)	the Provisional Payment Amount payable by MSCG to DCRC on the Provisional Payment Day occurring on such Invoice Date;

(iv)	any Specialty Grade Premium or Monthly Specialty Premium Adjustment to be included on such invoice pursuant to Section 9.2.2; and

(v)	any adjustments to the prices used to determine any previously invoiced Final Payment Amount based upon additional information obtained after such invoicing;

(the aggregate net amount payable, the “Net Finished Products Amount”).

MSCG shall notify DCRC of the Net Finished Products Amount and the Party to whom payment is owed shall prepare and deliver to the other Party an invoice in respect of such net amount by 11:00 a.m. EPT on each Invoice Day (the “Finished Products Invoice” for such day). The Party obligated to pay the Net Finished Products Amount shall pay such amount to the other Party on or prior to 3:00 p.m. EPT on such day, subject to Section 9.9.

Notwithstanding the above, so long as the Payment Direction Agreement is effective and performance under the Payment Direction Agreement has not been suspended pursuant to Section 18.4.6, payment of the Net Finished Products Amount shall be directed to SMT pursuant to the terms of the Payment Direction Agreement. Upon payment to SMT of the Net Finished Products Amount or any portion thereof, MSCG’s obligation to pay DCRC hereunder shall be fully and finally discharged as if such amounts were paid to DCRC directly, subject to any later adjustments based on additional information as described in this Section 9. DCRC shall at all times remain liable for any Net Finished Products Amount payable from DCRC to MSCG.

9.5.2	On each Invoice Day, MSCG shall net the following amounts:

(i)	the MSCG Purchase Payment Amount payable by MSCG that is to be included on the Net Payment Amount Invoice for such day pursuant to Section 9.1.3;

(ii)	the DCRC Purchase Payment Amount payable by DCRC that is to be included on the Net Payment Amount Invoice for such day pursuant to Section 9.1.3;

(iii)	any Provisional Location Premium or Monthly Location Premium Adjustment that is to be included on the Net Payment Amount Invoice for such day pursuant to Section 9.2.1;

(iv)	any Sales Incentive or Monthly True-Up Payment that, in each case, is to be included on the Net Payment Amount Invoice for such day pursuant to Sections 9.3 or 9.6;

(v)	any outstanding interest that accrues pursuant to Section 9.10; and

(vi)	any other amounts due and payable as of such day under this Agreement (other than amounts payable under the Finished Products Invoice) or any other Transaction Document (the aggregate net amount payable, the “Net Payment Amount”).

MSCG shall notify DCRC of the Net Payment Amount and the Party to whom the Net Payment Amount is payable shall prepare and deliver to the other Party an invoice in respect of such net amount by 11:00 a.m. EPT on each Invoice Day (the “Net Payment Amount Invoice” for such day). The Party owing the Net Payment Amount shall pay such amount to the other Party on or prior to 3:00 p.m. EPT on such day, subject to Section 9.9.

9.6	Monthly True-Up Payment. MSCG shall use commercially reasonable efforts to provide to DCRC, within 20 calendar days after the end of a Delivery Month, a notification (the “Monthly True-Up Notice”) and appropriate supporting documentation for the net true-up amount due from one Party to the other Party (the “Monthly True-Up Payment”) showing the following:

9.6.1	the Ancillary Costs for such Delivery Month or any adjustment to Ancillary Costs previously determined and invoiced;

9.6.2	the Monthly Specialty Premium Adjustment for such Delivery Month;

9.6.3	any adjustments to the prices or volumes used to determine the amount payable by one Party to the other in respect of previously invoiced purchases of Intermediate Product and Slurry hereunder based upon additional information obtained after such invoicing;

9.6.4	any adjustments to the Location Premium, Specialty Grade Premium or Sales Incentive based upon additional information obtained after invoicing in respect of a calendar week or a calendar quarter, as applicable; and

9.6.5	any other adjustments to amounts payable by one Party to the other Party hereunder.

9.7

Monthly True-Up Invoicing and Payment. The Monthly True-Up Payment shall be included on the Net Payment Amount Invoice delivered on the first Business Day following MSCG’s delivery to DCRC of the Monthly True-Up Notice and all related supporting documentation.

Notwithstanding the above, the Parties shall endeavor to pay the amounts described in Section 9.6 on an interim basis at such time as all final information in respect of the applicable amount has been obtained. Determinations of any true-up amount set forth in Section 9.6 on an interim basis shall be included in the first Net Payment Amount Invoice delivered following such determination.

9.8	Payments. All payments to be made under this Agreement shall be made by wire transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. All payments shall be deemed received on the Business Day on which same day funds therefor are received by the payee. Payments received after any applicable time set forth in this Agreement on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day. Except as otherwise expressly provided in this Agreement, all payments by DCRC or MSCG shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which one Party may now have or hereafter acquire against the other Party, whether pursuant to the terms of this Agreement or otherwise except as expressly provided herein. The Parties recognize and acknowledge that the exchange of certain information in a timely manner and subsequent payments based on the information are interrelated, and a reasonable delay in one aspect of the process will not relieve the obligation of a Party to reasonably comply with any response to the information or payment.

9.9	Disputed Invoices. If an invoiced Party, in good faith, disputes the accuracy of the amount invoiced, the invoiced Party shall pay such amount as it in good faith believes to be correct and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights hereunder. In the event that it is determined or agreed that the Party that is disputing an invoice must or will pay the disputed amount, then such Party shall pay interest from and including the original payment due date until, but excluding, the date the disputed amount is received by the owed Party, at the Base Interest Rate.

9.10	Interest on Late Payments. Interest shall accrue on late payments under this Agreement at the Default Interest Rate from and including the date that payment is due until but excluding the date that payment is actually received by the Party to whom it is payable.

10.	ADDITIONAL MSCG SERVICES

10.1	Additional MSCG Risk Management Services. Throughout the Term, MSCG shall provide risk management services to DCRC as requested by DCRC, including (i) updates on relevant commodities markets and price quotes for swaps and options, and (ii) providing swap or option products on the terms agreed upon between the Parties, such terms to include volumes, prices, tenors and settlement dates.

11.	DISPOSITION OF PRODUCTS UPON TERMINATION OR EXPIRATION

11.1

Final Disposition. On the date of expiration or termination of this Agreement (the “Termination Date”), whether this Agreement terminates at the end of its Term or on an Early Termination Date, subject to MSCG’s rights under Section 18.6, DCRC shall commence delivery of Products owned by MSCG at the Refinery from the Tanks to MSCG at the Refinery truck rack, to a Pipeline connection or to the Refinery’s dock for transportation on a Barge, in accordance with MSCG’s instructions and the terms of the Storage Agreement, such delivery to occur over the period of time necessary for MSCG to sell all such Products owned by MSCG as of the Termination Date to Customers under Sale Contracts (the “Run-off Period”).

11.2	Commingling. MSCG and DCRC agree that DCRC will be permitted to utilize capacity in the Tanks to store its Products as such Products exit the Refinery processing units and the storage of Products in the Tanks will be commingled during the Run-off Period, as provided in the Storage Agreement.

11.3

Termination Payment Amount. On or prior to the later of (i) 30th day following the Termination Date and (ii) the tenth Business Day following the end of the Run-off Period, if any, or, upon an early termination where MSCG is the Performing Party, if MSCG elects to sell the Products to DCRC pursuant to its rights under Section 18.6, on the 30th day following the Termination Date, MSCG shall calculate a final accounting and true up of all amounts owed by DCRC to MSCG or by MSCG to DCRC under the Agreement (including any Provisional Payment Amount that has not yet been repaid to MSCG) and all other Transaction Documents, (such amount, excluding amounts that are payable to SMT in respect of Light Finished Products delivered to MSCG prior to the Termination Date pursuant to Section 9.5.1, the “Termination Payment Amount”). MSCG shall notify DCRC of the Termination Payment Amount and the Party to whom such amount is payable shall prepare an invoice (the “Final Invoice”) and deliver it to the other Party by the fifth Business Day following MSCG’s calculation and notification of such amount. The Party owing the Termination Payment Amount shall make payment to the other Party of the Termination Payment Amount on or prior to the fifth Business Day following receipt of the Final Invoice. MSCG shall pay any amount outstanding that is payable to SMT in respect of Light Finished Products delivered to MSCG prior to the Termination Date pursuant to the terms of Section 9.5.1.

12.	FINANCIAL INFORMATION, SECURITY AND REQUESTS FOR FURTHER ASSURANCES

12.1	Provision of Financial Information.

12.1.1

Each Party shall provide the other Party, to the extent not publicly available, (i) within 120 days following the end of each of its fiscal years (or such earlier date on which it is required to file a Form 10-K under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), beginning with the fiscal year ending December 31, 2010, a copy of its or, if applicable, its Guarantor’s audited consolidated financial statements for such fiscal year certified by independent certified public accountants; (ii) within 45 days after the end of its first three fiscal quarters of each fiscal year (or such earlier date on which it is required to file a Form 10-Q under the Exchange Act), a copy of its or, if applicable, its Guarantor’s quarterly unaudited consolidated financial statements for such fiscal quarter; and (iii) with respect to DCRC, within 30 days after the end of each of the first two months of each fiscal quarter, beginning with May, 2011, the consolidated balance sheet of DCRC as of the end of each such month and the related consolidated statements of income and cash flows of DCRC for such month and for the then elapsed portion of the fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of DCRC as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. In all cases the financial statements delivered pursuant to this Section 12.1.1 shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles in the United States, consistently applied, or, at the election of DCRC, in accordance with the accounting principles provided by the

International Financial Reporting Standards enacted by the International Accounting Standards Board. In the case of DCRC, upon delivery to MSCG, the applicable report delivered by DCRC to the Administrative Agent pursuant to the terms of the Revolving Credit Agreement shall satisfy its related requirement under this Section 12.1.1.

12.1.2	Within 90 days after the beginning of each fiscal year, DCRC shall provide to MSCG a budget for DCRC in form reasonably satisfactory to MSCG, but to include balance sheets, statements of income and sources and uses of cash, for (i) each month of such fiscal year prepared in detail and (ii) each fiscal year thereafter, through and including the fiscal year in which the Termination Date is scheduled to occur at such time pursuant to the terms of Section 2, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, ac-companied by the statement of a Financial Officer of DCRC to the effect that the budget of DCRC is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget. In the case of DCRC, upon delivery to MSCG, the applicable budget delivered by DCRC to the Administrative Agent pursuant to the terms of the Revolving Credit Agreement shall satisfy its related requirement under this Section 12.1.2.

12.1.3	Upon reasonable notice, a Party also shall provide to the other Party any other information sufficient to enable it to ascertain such other Party’s or such other Party’s Guarantor’s current financial condition and for such Party to assure itself of the other Party’s ability to perform its obligations under this Agreement or the other Party’s Guarantor’s ability to perform its obligations under its Guaranty.

12.2	Guaranty. As security for the prompt payment and performance in full when due of MSCG’s obligations under this Agreement, MSCG shall cause its Guarantor to deliver to DCRC prior to the Commencement Date a Guaranty in form and substance reasonably acceptable to DCRC. As security for the prompt payment and performance in full when due of DCRC’s obligations under this Agreement, DCRC shall cause its Guarantor to deliver to MSCG prior to the Commencement Date a Guaranty in form and substance reasonably acceptable to MSCG.

12.3	Back-up Security Interest. In furtherance of the covenant set forth in Section 17.2.4, DCRC hereby pledges to MSCG, as a secured party, as security for its obligations, and grants to MSCG a first priority continuing security interest in, Lien on and right of set-off against all Products purchased by MSCG under the terms of this Agreement.

12.4	Notification of Certain Events. Each Party shall notify the other Party in writing within two Business Days of learning of any of the following events:

12.4.1	any Event of Default or Additional Termination Event, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

12.4.2	in the case of DCRC, its binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets;

12.4.3	it or its Guarantor consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate);

12.4.4	in the case of DCRC, any labor disturbances at the Refinery that could adversely impact the Quarterly Delivery Forecast or Monthly Delivery Schedule;

12.4.5	any event that could reasonably be expected to have a Material Adverse Change on it or its Guarantor, which may include the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against DCRC or any Affiliate thereof, that could reasonably be expected to result in a Material Adverse Change;

12.4.6	a final judicial or administrative judgment against it or its Guarantor that individually or in the aggregate is in excess of $10,000,000;

12.4.7	in the case of DCRC, any default under any Credit Agreement, or any event which, with the giving of notice or lapse of time or both, would become an event of default under any Credit Agreement, including any notice of acceleration, demand, termination, suspension or foreclosure issued by any secured party or person acting in a similar capacity.

12.4.8	In the case of DCRC, DCRC’s entrance into a binding agreement that would result in a Change of Control with respect to DCRC, such notice to be provided no later than five Business Days following execution of such agreement. This Section 12.4.8 shall not apply to any future public offering of stock of DCRC or any of its Affiliates.

12.5	Further Assurances.

12.5.1	Each Party may, in its reasonable discretion and upon notice to the other Party, require that such other Party provide it with satisfactory security for or adequate assurance of its or, if applicable, its Guarantor’s performance within a specified time period as appropriate, when (i) such demanding Party determines that a Material Adverse Change has occurred as with respect to the other Party, or, if applicable, its Guarantor; (ii) such other Party fails to comply with any material provision of this Section 12 or breaches any covenant set forth in Section 17.4 in any material respect; (iii) such demanding Party for any reason determines that its title and ownership interest in, and right of unencumbered access to, the Products purchased by such demanding Party hereunder may be challenged or has been challenged by any person; or (iv) *****.

12.5.2	A Party shall provide performance assurance to the other Party on or prior to the second Business Day following demand therefore in the form of cash or a letter of credit, or in any other document or mechanism acceptable to the demanding Party, provided that performance assurance in any form other than a letter of credit may only be provided by DCRC to the extent permitted under the Revolving Credit Agreement and Term Loan Agreement or otherwise consented to by the lenders under such credit facilities. The performance assurance provided by a Party shall be for a duration and in an amount sufficient to cover a value up to the other Party’s estimated financial exposure under this Agreement, including reasonable contingencies for the designated time period. If performance assurance is provided in the form of a letter of credit, such letter of credit shall be issued by an Acceptable Letter of Credit Issuer and shall be in a form reasonably acceptable to the demanding Party in its sole discretion. All bank charges relating to any letter of credit and any fees, commissions, costs and expenses incurred with respect to furnishing security are for the account of the Party providing the performance assurance.

12.5.3	Each Party agrees, at any time and from time to time upon the request of the other Party, to execute, deliver and acknowledge, or cause to execute, deliver and acknowledge, such further documents and instruments and do such other acts and things as such Party may reasonably request in order to fully effect the purposes of this Agreement.

13.	REFINERY TURNAROUND, MAINTENANCE AND CLOSURE

13.1	Scheduled Maintenance. DCRC shall provide to MSCG on the Commencement Date and on an annual basis thereafter, at least 30 days prior to the beginning of each year during the Term, its anticipated timing of scheduled maintenance or turnaround that may affect receipts of Product into the Tanks or the processing of Product in the Refinery during the upcoming year, including any notice DCRC receives concerning maintenance and servicing related to the Twin Oaks Pipeline, and shall update such schedule promptly following any change to the maintenance schedule.

13.2	Unscheduled Maintenance. DCRC immediately shall notify MSCG orally (followed by prompt written notice) of any previously unscheduled downtime, maintenance or turnaround and its expected duration, including downtime and maintenance it receives notice of related to the Twin Oaks Pipeline.

14.	TAXES

14.1	Each Party represents that it is registered with the Internal Revenue Service, the Delaware Department of Transportation and the Delaware Division of Revenue to engage in tax-free transactions with respect to taxable fuels. Prior to the date of delivery of Product hereunder, each Party shall provide the other Party with proper notification, exemption or resale certificates or direct pay permits as may be required or permitted by Applicable Law. If the applicable Party does not furnish such certificates or the sale is subject to tax under Applicable Law, the applicable Party shall reimburse and indemnify the other Party for all Taxes paid or incurred by such other Party, together with all penalties and interest thereon.

15.	INSURANCE

15.1	Insurance Required to be provided by MSCG. MSCG shall insure the Products under its cargo and casualty insurance policy.

15.2	Insurance Required to be provided by DCRC. DCRC, directly or through an Affiliate, shall procure and maintain in full force and effect throughout the Term insurance coverage of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise reasonably acceptable to MSCG, in respect of DCRC’s receipt, handling and storage of Product under the Storage Agreement and this Agreement:

15.2.1	Workers Compensation coverage in compliance with the Applicable Law;

15.2.2	automobile liability coverage in a minimum amount of $1,000,000; and

15.2.3	comprehensive or commercial general liability coverage and umbrella excess liability coverage, which includes bodily injury, broad form property damage and contractual liability coverages, in a minimum amount of $75,000,000, which includes losses for Product while in DCRC’s care, custody and control, and “sudden and accidental pollution” liability coverages (excluding events that result in acidic deposition).

15.3	Additional Insurance Requirements.

15.3.1	Each Party shall cause its insurance carriers to furnish insurance certificates to the other Party, in a form reasonably satisfactory to the other Party, evidencing the existence of the coverages required pursuant to Sections 15.1 and 15.2. Each Party shall provide renewal certificates within 30 days of expiration of the previous policy under which coverage is maintained.

15.3.2	Each Party shall include an endorsement in the foregoing policies indicating that the underwriters agree to waive all rights of subrogation to the extent of such Party’s obligations. Further, each Party shall name the other Party as an additional insured under the foregoing policies to the extent of the indemnities required under this Agreement.

15.3.3	The mere purchase and existence of insurance coverage shall not reduce or release either Party from any Liabilities incurred or assumed under this Agreement.

15.3.4	In the event of a Product loss for which a Party must indemnify the other Party under this Agreement or the Storage Agreement, the indemnifying Party’s insurance shall be the primary and exclusive coverage for such loss, notwithstanding the existence of other valid and collectible insurance.

16.	FORCE MAJEURE

16.1	Neither Party shall be liable to the other Party if it is rendered unable by a Force Majeure Event to perform in whole or in part any obligation or condition of this Agreement for so long as the Force Majeure Event exists and to the extent that performance is hindered by the Force Majeure Event; provided, however, that the Party unable to perform shall use any commercially reasonable efforts to avoid or remove the Force Majeure Event. During the period that performance by the affected party of a part or whole of its obligations has been suspended by reason of a Force Majeure Event, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, other than any payment or indemnification obligations that arose prior to the Force Majeure Event.

16.2	The affected Party rendered unable to perform shall give written notice to the other Party within 24 hours after receiving notice of the occurrence of a Force Majeure Event, including, to the extent feasible, the details and the expected duration of the Force Majeure Event and the volume of Product affected. Such Party also shall promptly notify the other when the Force Majeure Event has terminated.

17.	REPRESENTATIONS, WARRANTIES AND COVENANTS

17.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date, and shall be deemed to represent and warrant as of the Commencement Date and as of the date of any purchase of Product hereunder, that:

17.1.1	it is (A) an “eligible commercial entity” and an “eligible contract participant” as defined in Sections 1a(11) and 1a(12) of the U.S. Commodity Exchange Act, as amended, and (B) a “forward contract merchant” under section 101(26) and a “master netting agreement participant” under section 101(38B), for purposes of the Bankruptcy Code;

17.1.2	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, has the power to execute and deliver this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;

17.1.3	such execution, delivery and performance do not violate or conflict with any Applicable Law in any material respect, any provision of its constitutional documents, order or judgment of any court or Governmental Authority or, in any material respect, any of its assets or any contractual restriction binding on or affecting it or any of its assets;

17.1.4	all governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement (including any internal authorizations, approvals and consents required by such Party under its organizational documents) have been obtained or submitted and are in full force and effect, and all conditions of this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with, in all material respects;

17.1.5	its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

17.1.6	no Termination Event or Potential Event of Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

17.1.7	there is not pending, nor to its knowledge threatened against it, any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement;

17.1.8	it is not relying upon any representations of any other Party other than those expressly set forth in this Agreement;

17.1.9	it has entered into the Transaction Documents and will enter into any transaction thereunder as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise) and with a full understanding of the material terms and risks of the same, and has made its own independent decision to enter into the Transaction Documents and any transaction and as to whether the Transaction Documents and any transaction are appropriate or suitable for it based upon its own judgment and upon advice from such advisers as it has deemed necessary and not in reliance upon any view expressed by any other Party;

17.1.10

it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the Transaction Documents and any transaction, understands and accepts the terms, conditions and risks of the Transaction Documents and any transaction, and is capable of assuming, and assumes, the risks of the Transaction

Documents and any transactions contemplated thereunder; and it is capable of assuming those risks;

17.1.11	the other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement;

17.1.12	it is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of any of the Transaction Documents;

17.1.13	neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Product hereunder who is entitled to any compensation with respect thereto; and

17.1.14	none of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with any of the Transaction Documents.

17.2	Mutual Covenants.

17.2.1	Compliance with Applicable Laws. Each Party undertakes and covenants to the other Party that it shall comply in all material respects with all Applicable Laws, including all Environmental Laws, to which it may be subject in connection with the performance of any obligation or exercise of any rights under any of the Transaction Documents or in connection with any transaction contemplated by or undertaken pursuant to this Agreement.

17.2.2	Books and Records. All records or documents provided by any Party to the other Party shall, to the best knowledge of such Party, accurately and completely reflect the facts or estimates about the activities and transactions to which they relate. Each Party shall promptly notify the other Party if at any time such Party has reason to believe that any records or documents previously provided to the other Party no longer are accurate or complete.

17.2.3	Indemnity. In addition to any other remedies under this Agreement, a Party that fails to comply with the requirements of Section 17.2.1 or 17.2.2 shall indemnify the other Party from and against any and all losses of whatever nature arising out of or connected with such non-compliance.

17.2.4	Intent of the Parties. The Parties intend that each of the sales from DCRC (as seller) to MSCG (as buyer) under this Agreement be treated as sales of Product by the seller to the buyer for all purposes. In the event that, contrary to the mutual intent of the Parties, any such sale is not characterized as a sale or absolute transfer, the seller shall be deemed to have granted (and the seller hereby does grant) to the purchaser a first priority security interest in and to any and all of its interest in the Products subject to such sale to secure the repayment of all amounts or other value advanced to the seller hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

17.3	Additional DCRC Representations and Warranties. DCRC represents and warrants to MSCG as of the Effective Date, and shall be deemed to represent and warrant as of the Commencement Date and as of the date of any purchase of Product hereunder, that:

17.3.1	In the case of any action, inaction, consent, approval or other conduct that falls within the definition of “Bankrupt” with respect to DCRC, DCRC intends that MSCG’s rights and entitlements to the following shall not be stayed, avoided or otherwise limited by the Bankruptcy Code, and DCRC shall not oppose the exercise of MSCG’s rights and entitlements to do any of the following: (i) to accelerate, close-out, liquidate, collect, net and set off rights and obligations under any of the Transaction Documents, including the rights set forth in Section 18, and (ii) require that DCRC process any Intermediate Products owned by MSCG at the Refinery upon early termination of this Agreement.

17.3.2	It acknowledges that MSCG will own all Product that it purchases pursuant to this Agreement until transfer of title to a Customer, or, in the case of Intermediate Products that are sold to DCRC, transfer of title to DCRC, will own all receivables and proceeds generated from the foregoing and has the right to sell, encumber and pledge such Products.

17.4	Additional DCRC Covenants.

17.4.1	DCRC agrees that it shall have no interest in or the right to dispose of, and shall not permit the creation of, or suffer to exist, any Lien with respect to, any portion of the Product owned by MSCG.

17.4.2	DCRC agrees that, during the Term hereof, it shall not enter into any additional Products offtake arrangement relating to the Refinery other than this Agreement (and, for the avoidance of doubt, other than with respect to products not purchased by MSCG hereunder).

17.4.3	DCRC agrees, from time to time on MSCG’s request, to execute, deliver and acknowledge, or to cause any party to any Credit Agreement to execute, deliver and acknowledge, such further documents and instruments and to take such other actions as MSCG may reasonably request in order to more fully effect the purposes of the transactions contemplated by and the provisions of this Agreement.

17.4.4	DCRC agrees that, during the Term hereof, any binding agreement entered into by it that would result in a Change of Control with respect to DCRC will provide for a period no shorter than 60 days from the date of execution of such binding agreement to the date upon which the Change of Control becomes effective.

18.	TERMINATION EVENTS, DEFAULT AND EARLY TERMINATION

18.1	Non-fault Based Early Termination Events.

18.1.1	Change of Law.

Each Party shall make reasonable efforts to monitor proposed Changes of Law which may reasonably be expected to have an impact on such Party’s performance of its obligations under the Transaction Documents or its ability to hedge in a commercially reasonable manner trading positions related to (i) purchases and sales under this

Agreement or in contemplation of fulfilling the objectives of this Agreement or (ii) the MSCG Inventory (“Hedging Activities”) and shall promptly notify the other Party upon becoming aware of any such proposed Change of Law. Such notice shall identify the proposed Change of Law and set out, in reasonable detail, the effects the notifying Party anticipates such Change of Law would have upon the Transaction Documents (or such Party’s performance thereunder) or its Hedging Activities if enacted. The Parties shall in good faith meet to discuss what, if any, measures can be taken by either Party (or both) to minimize and/or mitigate the effect of any such proposed Change of Law.

If a Change of Law results or would result in a Party (the “Adversely Affected Party”) incurring incremental damages, losses, costs, expenses, fees, fines, payments, Taxes, liabilities, penalties or other sanctions of a monetary nature (“Losses”) in excess of $3,000,000 per annum solely as a result of such Party’s performance of its obligations under the Transaction Documents or as a result of its Hedging Activities, the Adversely Affected Party shall be entitled to request that the Parties meet for purposes of addressing such Change of Law by providing written notice (a “Change of Law Notice”) to the other Party (the “Non-Affected Party”), provided always that the Adversely Affected Party shall use all reasonable efforts to minimize the effects of such Change of Law and/or to mitigate the incremental Losses incurred by such Adversely Affected Party as a result of such Change of Law.

Within seven days of receipt of a Change of Law Notice, the Parties shall meet in good faith with a view to identifying any steps the (“Consequential Steps”) that would alleviate the effects of the relevant Change of Law on the Adversely Affected Party, which may include an agreement between the Parties to share the relevant incremental Losses incurred by the Adversely Affected Party or the amendment of any Transaction Document. In identifying the Consequential Steps, the Parties shall, as far as is reasonably practicable, do so in a manner that preserves the balance of the commercial agreement (including economic benefits, risk allocation, costs and liabilities) existing between the Parties under this Agreement as of the Effective Date.

In the event the Parties cannot reach agreement on the Consequential Steps and on the implementation of the same within 30 days of receipt by the Non-Affected Party of the Change of Law Notice, the Adversely Affected Party may terminate this Agreement, effective as of the earlier of (i) the effective date of the Change of Law and (ii) six months following receipt by the Non-Affected Party of the Change of Law Notice, in accordance with Section 11, and terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement, each in accordance with its terms.

18.1.2	Change of Control. Upon the occurrence of a Change of Control with respect to DCRC, MSCG may, in its sole discretion, accelerate this Agreement and designate a Termination Date, which shall be no earlier than the effective date of such Change of Control event, on which to terminate this Agreement in accordance with Section 11, and terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement, each in accordance with its terms.

18.2	Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following events or circumstances shall constitute a “Default” or an “Event of Default”:

18.2.1	A Party fails to make payment when due under this Agreement within two Business Days following receipt of a demand for payment by the other Party.

18.2.2	A Party fails to (i) provide financial information as required by Section 12.1, (ii) provide the other Party with performance assurances as required by Section 12.5, or such performance assurance expires, terminates or no longer is in full force and effect, in each case within two Business Days following receipt of a demand therefor.

18.2.3	A Party breaches any representation, warranty made or repeated or deemed to have been made or repeated by the Party in any material respect when made or repeated or deemed to have been made or repeated under this Agreement, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within ten Business Days from the date that such Party receives notice that corrective action is needed.

18.2.4	Other than a default more specifically described in this Section 18.2, a Party fails to perform any obligation or breaches a covenant required under this Agreement, which, if capable of cure, is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within five Business Days from the date that such Party receives written notice that corrective action is needed, provided that no grace period will apply to any failure by DCRC to notify MSCG of a Change of Control in accordance with Section 12.4.8.

18.2.5	There shall have occurred a default, event of default or other similar condition or event (however described) in respect of a Party under any Specified Agreement, which is not cured within the applicable time period, if any. Upon the occurrence of such event, the defaulting party under the Specified Agreement shall be deemed to be the Defaulting Party hereunder and the other Party shall be deemed to be the Performing Party.

18.2.6	A Party, a Party’s Guarantor or any of a Party’s direct or indirect parent companies becomes or is Bankrupt.

18.2.7	A Party’s Guarantor (i) fails to satisfy, perform or comply with any material obligation in accordance with its Guaranty if such failure continues after any applicable grace or notice period, (ii) breaches any representation, covenant or warranty or any representation proves to have been incorrect or misleading in any material respect under its Guaranty, which is not cured to MSCG’s reasonable satisfaction, in its sole discretion, within any applicable grace or notice period, or (iii) repudiates, disclaims, disaffirms or rejects, in whole or part, any obligation under its Guaranty, or challenges the validity of its Guaranty.

18.2.8	Receipt of notice by the other Party of a consolidation, amalgamation, merger or transfer that would constitute a Credit Event Upon Merger or the occurrence of a Credit Event Upon Merger with respect to a Party.

18.2.9

There shall have occurred either (i) a default, event of default or other similar condition or event (however described) in respect of DCRC or any of its Affiliates under one or more agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than $10,000,000 that has resulted in such Specified Indebtedness becoming immediately due and payable under such agreements and instruments before it would have otherwise been due and payable, including any notice of acceleration, demand, termination, suspension or foreclosure issued by any secured party or person acting in a similar capacity or (ii) a default by DCRC or any of its Affiliates (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than $10,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period).

18.2.10	Any claim is asserted or Lien (other than a Lien granted by MSCG) is placed on any portion of the MSCG Inventory due to an act or omission of DCRC or any of its creditors or such Lien or claim is imminent. Upon the occurrence of such event, DCRC shall be deemed to be a Defaulting Party hereunder and MSCG shall be deemed to be the Performing Party.

18.2.11	Due to an act or omission of DCRC or any of its creditors, MSCG’s first priority Lien in any Products shall cease to exist or shall lose its priority, or any action is taken to impair or negatively impact MSCG’s first priority Lien in any Products, including the assertion by any creditor that MSCG would not be entitled to an exclusive, first priority Lien in any of such Products, and, if it is reasonably likely that such event is capable of cure within three Business Days, such event shall not have been cured by the third Business Day following DCRC’s receipt of notice that corrective action is needed. Upon the occurrence of such event, DCRC shall be deemed to be a Defaulting Party hereunder and MSCG shall be deemed to be the Performing Party.

18.2.12	There shall have occurred a default, event of default or other similar condition or event (however described) in respect of a Party under any Transaction Document.

18.2.13	There shall have occurred a default under the Intercreditor Agreement in respect of any party thereto that is prejudicial to a Party’s rights hereunder, provided that where such default under the Intercreditor Agreement occurs with respect to a party other than the Parties hereto, DCRC shall be deemed to be the Defaulting Party hereunder and MSCG shall be deemed to be the Performing Party.

18.2.14	The occurrence of a Letter of Credit Default in relation to any letter of credit provided by a Party hereunder.

18.2.15	There shall have occurred a default, event of default or other similar condition or event (howsoever described) in respect of a Party or a Party’s Affiliate under the Paulsboro Offtake Agreement or any future similar refinery offtake agreement between a DCRC Affiliate and MSCG and, in either case, such agreement is accelerated or there occurs a default (howsoever described) with respect to a Party or a Party’s Affiliate thereunder substantially similar to one of the defaults described in Sections 18.2.1 (if such default is in an amount in excess of $1,000,000), 18.2.2 (sub-clause (ii) only), 18.2.6, 18.2.7, 18.2.8 or 18.2.9; provided, however, that any default under this Section 18.2.15 will only give rise to termination of this Agreement if the Paulsboro Offtake Agreement or other refinery offtake agreement is also simultaneously terminated in accordance with its terms.

18.2.16

There shall have occurred a default, event of default or other similar condition or event (however described) in respect of DCRC under the Crude Oil/Feedstock Supply/Delivery and Services Agreement dated on or about April 7, 2011, between SMT and DCRC with respect to the Refinery, which is not cured within the applicable time period thereunder, if any, and that is prejudicial to, or would have a material adverse on, MSCG’s rights hereunder.

18.3	Additional Termination Events. Notwithstanding any other provision of this Agreement, the occurrence of any of the events or circumstances specified in Sections 18.3.1 through and including 18.3.3 shall constitute an “Additional Termination Event” and, in each instance, DCRC shall be deemed to be the “Affected Party” and MSCG shall be deemed to be the Performing Party (as defined in Section 18.4) for purposes of determining the rights and remedies available to the Performing Party under Sections 18.4 and 18.6.

18.3.1	The sale, lease, sublease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or a material portion of the Refinery assets other than to an Affiliate.

18.3.2	Either (i) operations at the Refinery shall have ceased (other than as a result of a Force Majeure Event) for a period of at least 60 consecutive days; (ii) there occurs an inability to receive Product into, deliver Products out of or store Products in the Tanks (other than as a result of a Force Majeure Event), in any material respect for a period of at least 60 consecutive days; (iii) there occurs an inability to receive Products into or deliver Products out of the Refinery in any material respect due to the inoperability of the Twin Oaks Pipeline for a period of at least 60 consecutive days; or (iv) the Commercial Operations Date has not occurred within 120 days of execution of the Agreement, and such condition has a material adverse effect on MSCG.

18.3.3	A Force Majeure Event affecting the Refinery, the Twin Oaks Pipeline or a Pipeline has occurred and is continuing for a period of at least 60 consecutive days.

18.4	Remedies Generally. Notwithstanding any other provision of this Agreement, any Guaranty or any Specified Agreement, upon the occurrence and continuance of an Event of Default with respect to a Party or such Party’s Guarantor (such Party referred to as the “Defaulting Party”), or upon the occurrence and continuance of an Additional Termination Event with respect to the Affected Party, the other Party (in each case, the “Performing Party”) may in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities (for any costs arising from delay or otherwise) to the Affected Party or the Defaulting Party, as the case may be, do any or all of the following:

18.4.1	suspend its performance under this Agreement, including any Product sale, purchase, receipt, delivery or payment obligations, upon written notice to the Defaulting Party or Affected Party;

18.4.2	declare all or any portion of the Defaulting Party’s or Affected Party’s, as applicable, obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party or Affected Party, as applicable;

18.4.3	upon written notice to the Defaulting Party or the Affected Party, specify a date (the “Early Termination Date”) on which to terminate this Agreement in accordance with Section 11, subject to MSCG’s rights under Section 18.6 if MSCG is the Performing Party;

18.4.4	terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement;

18.4.5	close out any Specified Agreements pursuant to Section 18.8;

18.4.6	suspend performance under or terminate the Payment Direction Agreement upon notification to SMT in accordance with the terms of the Payment Direction Agreement, provided that MSCG shall be obligated to make all payments to SMT in respect of all Light Finished Products delivered to MSCG prior to SMT’s receipt of such notice;

18.4.7	determine the Termination Amount due the Performing Party upon early termination as provided in Section 18.9; and

18.4.8	exercise any rights and remedies provided or available to the Performing Party under this Agreement or at law or equity.

18.5	Early Termination Fee.

18.5.1	In the event that this Agreement is terminated by MSCG pursuant to its rights under Section 18.1.2, DCRC shall pay to MSCG an Early Termination Fee in an amount equal to (i) if such termination occurs before the first anniversary of the Commencement Date, $*****, or (ii) if such termination occurs after the first anniversary of the Commencement Date, $*****.

18.5.2	In the event that this Agreement is terminated by a Performing Party pursuant to its rights under Section 18.4.3 as a result of an Event of Default, the Defaulting Party shall pay to the Performing Party an Early Termination Fee in an amount equal to (i) if the Event of Default occurs before the first anniversary of the Commencement Date, $***** or (ii) if the Event of Default occurs after the first anniversary of the Commencement Date, $*****.

18.5.3	In the event that this Agreement is terminated by a Performing Party pursuant to its rights under Section 18.4.3 as a result of an Additional Termination Event, the Affected Party shall pay to the Performing Party an Early Termination Fee in an amount equal to $*****.

18.5.4	The Parties agree that the Early Termination Fee payable from one Party to the other Party pursuant to Section 18.5.1 represents a genuine pre-estimate of the loss that MSCG will suffer as a result of the termination of this Agreement in the circumstances described in Section 18.5.1 and is payable in lieu of MSCG’s rights to claim damages resulting from such termination.

18.5.5	The Parties agree that the Early Termination Fee payable from the Defaulting Party or the Affected Party, as applicable, to the Performing Party pursuant to Section 18.5.2 or 18.5.3 represents a genuine pre-estimate of the minimum loss that the Performing Party will suffer as a result of the termination of this Agreement in the circumstances described in Sections 18.5.2 or 18.5.3, and that the payment of the Early Termination Fee shall be in addition to the payment of any other amounts the Performing Party shall be entitled to in connection with termination pursuant to this Section 18.

18.5.6	The Parties agree that the maximum total payment in respect of the Early Termination Fee hereunder together with the “Early Termination Fees” under the Related Agreements shall be (i) $***** if termination of this Agreement and the Related Agreements occurs prior to the first anniversary of two or more such agreements; (ii) $***** if termination of this Agreement and the Related Agreements occurs after the first anniversary of all but one of such agreements or (iii) $***** if termination occurs at any other time.

18.6	Additional Remedies Available to MSCG if DCRC is the Defaulting Party or Affected Party. If a Termination Event has occurred and is continuing and DCRC is the Non-Performing Party, MSCG may, in its sole discretion: (i) demand that DCRC purchase from MSCG all Product owned by MSCG at the Refinery on the pricing terms that would otherwise apply to a sale to MSCG of such Products under this Agreement, (ii) arrange for the alternate disposition of any Intermediate Product owned by MSCG at the Refinery; and (iii) terminate the assignment of the Assigned Offtake Agreement resulting in its reversion to DCRC.

18.7	Additional Remedies Available to DCRC if MSCG is the Defaulting Party. If DCRC elects to terminate this Agreement as a result of a Termination Event for which MSCG is the Defaulting Party, (i) the Transitional Offtake Agreement shall become effective in accordance with its terms on the date this Agreement is terminated, unless DCRC has notified MSCG that it does not require the Transitional Offtake Agreement to take effect, (ii) MSCG shall make commercially reasonable efforts to assign to DCRC all of MSCG’s rights and obligations under its term Sale Contracts for sales to Customers at the Refinery truck rack, and (iii) during the term of the Transitional Offtake Agreement, MSCG shall, to the extent commercially reasonable, support, and shall take no actions intended to interfere with, DCRC’s efforts to establish a customer base for the offtake of Products produced in the Refinery as MSCG transitions out of Refinery offtake. “Transitional Offtake Agreement” means for purposes hereof an agreement to be mutually agreed upon between the Parties after the Commencement Date that incorporates the terms of Schedule 10. For the avoidance of doubt, if the Transitional Offtake Agreement becomes effective, to the extent any terms of the Transitional Offtake Agreement conflict with the termination procedures hereunder, the Transitional Offtake Agreement shall control.

18.8	Export of Defaults to and Liquidation of Specified Agreements. The occurrence of an Early Termination Date shall constitute a material breach and an event of default, howsoever described, under all Specified Agreements, and the Performing Party may, by giving a notice to the Non-Performing Party, designate an early termination date (which shall be no earlier than the Early Termination Date) for all Specified Agreements and, upon such designation, terminate, liquidate, accelerate and otherwise close out all Specified Agreements that lawfully may be closed out and terminated or, to the extent that in the reasonable opinion of the Performing Party certain of such Specified Agreements may not be liquidated and terminated under Applicable Law on such date, as soon thereafter as is reasonably practicable. In such event, the Performing Party shall calculate the payments due upon early termination of such Specified Agreements in accordance with the terms set forth in such Specified Agreements, which shall be aggregated or netted to a single liquidated amount (the “Specified Agreement Close-Out Amount”) and paid pursuant to the terms of such agreements, or if no payment date is specified, on the payment date specified in Section 18.10. In determining the Specified Agreement Close-Out Amount, the Performing Party may foreclose upon and apply any collateral provided by or on behalf of the Non-Performing Party under this Agreement or any Specified Agreement.

18.9	Determination of the Termination Amount in the Event of Early Termination. The amount payable in respect of early termination shall comprise (without duplication) all of the following amounts, which shall be aggregated or netted to a single liquidated amount (the “Termination Amount”) owing from one Party to the other Party:

18.9.1	if MSCG requires DCRC to purchase the MSCG inventory pursuant to Section 18.6, the purchase price of the MSCG Inventory located at the Refinery determined in accordance with Section 9.1 as of the date of termination;

18.9.2	the Specified Agreement Close-Out Amount as determined pursuant to Section 18.8;

18.9.3	the amount of any performance assurance, credit support or collateral provided by or on behalf of DCRC under this Agreement or any Specified Agreement held by MSCG at the Early Termination Date, which shall be applied as a credit to DCRC;

18.9.4	Breakage Costs, including, for avoidance of doubt, the losses and costs (or gains) incurred (or realized) by the Performing Party, if MSCG, in terminating, transferring, or otherwise modifying any outstanding contracts with Customers;

18.9.5	all Unpaid Amounts, including any purchase price for Product that has not yet been paid and any portion of the Provisional Payment Amount that has not been returned to MSCG;

18.9.6	any other amounts or adjustments that are owed one Party by the other Party under this Agreement or any other Transaction Document; and

18.9.7	the applicable Early Termination Fee, if any, as provided in Section 18.5.

In the event of any termination, notwithstanding any other provision of this Agreement, MSCG shall at all times be bound to make payment under the Payment Direction Agreement in accordance with its terms until performance under the Payment Direction Agreement is suspended pursuant to Section 18.4.6 and the terms thereof or the Payment Direction Agreement is terminated pursuant to the terms thereof.

18.10	Payment of Termination Amount. The Performing Party shall notify the Non-Performing Party of the Termination Amount due from or due such Party. If the Non-Performing Party owes the Termination Amount to the Performing Party, the Non-Performing Party shall pay the Termination Amount on the second Business Day after it receives the statement. If the Performing Party owes the Termination Amount to the Non-Performing Party, the Performing Party shall pay the Termination Amount once it has reasonably determined all amounts owed by the Non-Performing Party to it under all Specified Agreements and pursuant to its rights of close-out and setoff under Section 18.11.

18.11	Setoff Rights of Performing Party. If the Performing Party elects to designate an Early Termination Date under Section 18.4.3, the Performing Party shall be entitled, at its option and in its discretion (and without prior notice to the Non-Performing Party), to setoff against the Termination Amount (whether such Termination Amount is payable to the Performing Party or to the Non-Performing Party) any other amounts payable under any agreements between the Non-Performing Party and the Performing Party (whether or not matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that the Termination Amount is so set off, the Termination Amount and other amounts will be discharged promptly and in all respects. The Performing Party will give notice to the other Party of any set-off effected under this Section 18.11.

Notwithstanding the above, MSCG shall at all times be bound to make payment under the Payment Direction Agreement in accordance with its terms until performance under such

Payment Direction Agreement is suspended pursuant to Section 18.4.6 or otherwise terminated pursuant to the terms thereof.

18.12	Non-Exclusive Remedies. The Performing Party’s rights under this Section 18 are in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts, Lien or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of a Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy and the Performing Party shall be entitled to exercise such right or remedy at any time after a Termination Event has occurred and is continuing.

18.13	Indemnification. The Non-Performing Party shall reimburse the Performing Party for its costs and expenses, including reasonable attorneys’ fees, incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Non-Performing Party. The Non-Performing Party shall indemnify and hold harmless the Performing Party for any damages, losses and expenses incurred by the Performing Party as a result of any Termination Event.

19.	INDEMNIFICATION AND CLAIMS

19.1	To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, DCRC shall defend, indemnify and hold harmless MSCG, its Affiliates, and their Representatives, agents and contractors for and against any Liabilities which is caused by DCRC or its Representatives, agents or contractors, in performing its obligations under this Agreement, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of MSCG, its Representatives, agents or contractors.

19.2	To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, MSCG shall defend, indemnify and hold harmless DCRC, its Affiliates, and their Representatives, agents and contractors for and against any Liabilities caused by MSCG or its Representatives, agents or contractors in performing its obligations under this Agreement, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of DCRC, its Representatives, agents or contractors.

19.3	In addition to the indemnification obligations set forth in Sections 19.1 and 19.2 and elsewhere in this Agreement, each Party (referred to as the “Indemnifying Party”) shall indemnify and hold the other Party (the “Indemnified Party”), its Affiliates, and their Representatives, agents and contractors, harmless from and against any and all Liabilities directly or indirectly arising from (i) the Indemnifying Party’s breach of any of its obligations under or covenants made in this Agreement; (ii) the Indemnifying Party’s negligence or willful misconduct; (iii) the Indemnifying Party’s failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of Product or violation of any Environmental Law caused by the Indemnifying Party or its Representatives, agents or contractors, unless such violation liability results from the Indemnified Party’s negligence or willful misconduct; or (iv) if any of the Indemnifying Party’s representations, covenants or warranties made herein proves to be materially incorrect or misleading when made.

19.4	The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of this Agreement shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.

19.5	Each Party agrees to notify the other Party as soon as practicable after receiving notice of any suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves a Termination Event by the Indemnifying Party under this Agreement which shall have occurred and be continuing.

20.	LIMITATION ON DAMAGES

20.1	Except for the Parties’ indemnification obligations set forth in this Agreement, or unless otherwise expressly provided in this Agreement, the Parties’ liability for damages is limited to direct, actual damages only and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

21.	INFORMATION AND INSPECTION RIGHTS

21.1	Audit Rights. Upon request by either Party, the other Party shall provide the requesting Party with copies of all relevant documents and records in its possession that reasonably relate to the calculation of any formula, invoice, statement or the amount of any payment under this Agreement, except for any documents or pricing information concerning any of MSCG’s proprietary activities that are in the custody or control of MSCG or any other person (whether or not related to this Agreement) or MSCG’s hedging activity or trading positions with any person that may have been utilized in connection with any Sale Contracts.

21.2	Right to Physical Inspection. From time to time during the Term, MSCG shall have the right, at its own cost and expense, to have an Independent Inspector conduct surveys and inspections of any of the Tanks or facilities at the Refinery that are used to handle, store or transfer the Product from the Refinery process units to the Tanks, and to observe any Product transfer, handling, metering or related activities; provided that such surveys and inspections shall be made during normal working hours and upon reasonable notice and shall not disrupt the Refinery’s normal operations. Such surveys and inspections shall be in compliance with the Refinery’s prevailing rules and procedures, and the Party undertaking such survey or inspection shall be responsible for its own personnel and representatives. If any dispute between the Parties has not been resolved as of the Early Termination Date or Termination Date, as applicable, MSCG’s inspection rights under this Section 21.2 shall continue for a period that is the later of (i) the date on which all amounts due by one Party to the other Party as a result of termination or expiration of this Agreement are paid as provided in Section 18 and (ii) removal of or transfer of title to the Product owned by MSCG or its consignees or assignees from the Refinery.

22.	GOVERNANCE COMMITTEE

22.1

Approved Representatives. The Parties shall each appoint by written notice to the other Party two senior individuals representing them (the “Approved Representatives”) to be members of a governance committee (the “Governance Committee”) to administer, resolve and determine matters relating to the operation and administration of the Transaction Documents and to keep the Parties appraised of all material aspects of and developments relating to the Transaction Documents. Each Approved Representative must be currently employed by the appointing Party at all times. Either Party may replace one or both of the individuals serving as its Approved Representatives in its discretion from time to time upon written notice to the other Party.

22.2	Meetings of the Governance Committee. The quorum for decision making at a meeting of the Governance Committee shall be not less than one Approved Representative appointed by each Party. Meetings of the Governance Committee shall be held quarterly or as required to resolve any matter or dispute or if so requested by either of the Parties.

22.3	Decisions of the Governance Committee. If agreement is reached in writing, the Governance Committee shall have such written agreement reflected in a mutually acceptable amendment to this Agreement; provided that revisions to the schedules to this Agreement may be made upon the mutual agreement of the Authorized Representatives in writing (including by an exchange of e-mails or electronic messages) without a formal amendment. The Parties agree that the Governance Committee shall have due regard to the Parties’ goals and objectives that were the basis of entering into this Agreement when making any relevant decisions or making any agreement in respect of any matter referred to it under the Transaction Documents.

22.4	Third Party Referee. Without prejudice to any provision of this Agreement that sets out a specific time frame for consideration of a matter by the Governance Committee or for the Parties to have specific rights following the Governance Committee failing to agree on matters referred to it, in the event the Governance Committee cannot reach agreement within 30 Business Days on any matter before it, after consulting in good faith and using all reasonable efforts to reach agreement, such matter or dispute shall be referred to an independent third party for resolution. Such independent third party shall have an expertise in the subject matter and shall be mutually agreed upon by the Parties. Such firm’s determination shall be in the form of a written opinion, as is appropriate under the circumstances, to be delivered within 30 days of submission of the dispute to the firm or as soon thereafter as the firm can reasonably render its decision, and shall confirm that it was rendered in accordance with this Section 22, including that it was arrived at with due regard to the contract objectives. The fees and expenses of such firm for its services in resolving such dispute shall be borne equally by the Parties. With respect to any matters before the Governance Committee, the Parties agree that no Party shall take action under Section 23 until the procedures of this Section 22 have been completed provided, however, that any applicable statute of limitations shall be tolled during such period and either party may seek immediate injunctive relief if so required.

23.	GOVERNING LAW AND DISPUTES

23.1	Governing Law. This Agreement and all matters arising in connection therewith, including validity and enforcement, shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles that would result in the application of a different law. Each Party hereby submits itself to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the Borough of Manhattan, State of New York or, if any federal court declines to exercise or does not have jurisdiction, in any New York state court in the Borough of Manhattan, State of New York and to service of process by certified mail, delivered to the Party at its last designated address.

23.2	EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO THE JURISDICTION OF ANY SUCH COURT OR TO THE

VENUE THEREIN OR ANY CLAIM OF INCONVENIENT FORUM OF SUCH COURT. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AGREES TO DESIGNATE ANY PROCEEDING RELATING TO THIS AGREEMENT BROUGHT IN THE COURTS OF THE STATE OF NEW YORK AS “COMMERCIAL” ON THE REQUEST FOR JUDICIAL INTERVENTION SEEKING ASSIGNMENT TO THE COMMERCIAL DIVISION OF THE SUPREME COURT OF THE STATE OF NEW YORK.

23.3	Availability of Remedies. The Parties acknowledge and agree that damages may not be an adequate remedy for a breach of the provisions of this Agreement. For this reason, among others, the Parties could be irreparably harmed if this Agreement is not deemed to be specifically enforceable or any other legal or equitable remedy or relief is deemed not to be available, and the Parties hereby agree that, but without prejudice to Section 18, this Agreement shall be specifically enforceable and that all other legal and equitable remedies and relief shall be available.

24.	ASSIGNMENT

24.1	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

24.2	A Party may not assign or otherwise transfer any of its rights or obligations or subcontract or delegate in whole or in part the performance of any of its obligations under this Agreement to any person without the prior written consent of the other Party, except as set forth in Section 24.3; provided that if a Party requests assignment or transfer of this Agreement to an Affiliate, consent shall not be unreasonably withheld. If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement, unless the Parties otherwise agree in writing.

24.3	Either Party may assign its receivables under this Agreement to a third party without the consent of the other Party.

24.4	Any prohibited assignment in violation of this Section 24 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

25.	NOTICES

25.1

Notices in Writing. Any notice, demand or document that a Party is required or may desire to give hereunder, except to the extent specifically provided otherwise herein, must be (i) in writing and (ii) given by personal delivery, overnight courier, facsimile, or U.S. mail registered or certified mail, return receipt requested, with the postage prepaid and properly addressed or communicated to such Party at its address or facsimile number set forth in Section 25.2, or at such other address as either Party may have furnished to the other by notice given in accordance with this Section 25.1. Other than notices relating to a Potential Event of Default, a Termination Event, termination of this Agreement, indemnification, assignment and disputes, notice may also be given by electronic mail at such e-mail address as is typically used for such type of matter in the conduct of the recipient’s business. Any notice delivered or made by personal delivery, overnight courier, facsimile, or U.S. mail shall be deemed to be given on the date of actual delivery as shown by the receipt for personal delivery or overnight courier delivery, the addresser’s machine confirmation for facsimile delivery, or the registry or certification receipt for registered or certified mail.

25.2	Addresses.

If to DCRC:

Delaware City Refining Company LLC

1 Sylvan Way, 2nd floor

Parsippany, NJ 07054-3887

Attention: Executive Vice President, Commercial

With a copy to:

Delaware City Refining Company LLC

1 Sylvan Way, 2nd floor

Parsippany, NJ 07054-3887

Attention: General Counsel

If to MSCG:

Morgan Stanley Capital Group Inc.

2000 Westchester Avenue, Floor 01

Purchase, New York 10577-2530

Attention: Randall O’Connor

Phone: 914-225-1466

Facsimile: 914-225-9298

E-mail: randall.o’connor@morganstanley.com

With a copy to:

Morgan Stanley Capital Group Inc.

2000 Westchester Avenue, Floor 01

Purchase, New York 10577-2530

Attention: Kenneth Carlino

Phone: 914-225-1417

Facsimile: 914-225-9299

E-mail: kenneth.carlino@morganstanley.com

26.	NATURE OF THE TRANSACTION AND RELATIONSHIP OF THE PARTIES

26.1	Neither this Agreement nor any other Transaction Document or transaction under any of them, nor the performance by the Parties of their respective obligations under this Agreement, any other Transaction Document or any transaction, shall constitute or create a joint venture, partnership or legal entity of any kind between the Parties. It is understood that each Party has complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make a Party, or any employee or agent of such Party, an agent or employee of another Party. No Party shall have any authority (unless expressly conferred in writing under this Agreement or otherwise and not revoked) to bind another Party as its agent or otherwise.

27.	CONFIDENTIALITY

27.1	This Agreement and all documents related to the foregoing and any information pertaining thereto made available by a Party or its Representatives to the other Party or its Representatives, are confidential (collectively, “Confidential Information”). Each Party shall at a minimum use the same efforts and standard of care with respect to Confidential Information provided by the other Party that it uses to preserve its own confidential information, and in no event less than reasonable efforts. Confidential Information shall not be discussed with or disclosed to any third party by any Party except for such information (i) as may become generally available to the public through no breach of this Section 27.1 or any other agreement between the Parties, (ii) as may be required or appropriate in response to any summons, subpoena or otherwise in connection with any litigation or to comply with any Applicable Law or accounting disclosure rule or standard or request by any supervisory or regulatory authority, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the other Party or its credit support provider in making such disclosure, or (iv) as may be furnished to the disclosing Party’s Affiliates or to its Representatives, all of whom are required to keep the information that is disclosed in confidence. This provision shall remain in effect for two years following the termination of this Agreement.

27.2	In the case of disclosure covered by clause (ii) of Section 27.1, and if the disclosing Party’s counsel advises that it is permissible to do so, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Parties may exercise all remedies available at law or in equity to enforce or seek relief in connection with the confidentiality obligations contained in this Agreement.

28.	MISCELLANEOUS

28.1	Survival. Termination or expiration of this Agreement shall not affect any rights or obligations that may have accrued prior to termination, including any in respect of antecedent breaches and, for the avoidance of doubt but subject to the terms of this Agreement, any rights or obligations under this Agreement or any of the other Transaction Documents in respect of transactions entered into up to and including the date of termination or expiration of this Agreement except as expressly provided herein. The obligations of each Party that expressly survive termination, are required to take effect on or give effect to termination or the consequences of termination or which by their very nature must survive termination, shall continue in full force and effect notwithstanding termination of this Agreement.

28.2

Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the Parties regarding the matters contemplated herein or related thereto, and no representations or warranties shall be implied or provisions added hereto in the absence of a written agreement to such effect between the Parties after the Effective Date; provided, however, that nothing in this Agreement shall limit, impair or contravene the Parties’ or their Affiliates’ rights as set forth in any Specified Agreement (whether entered into prior to, on or after the Effective Date) regarding the collection and determination of margin and collateral, the exporting or importing of events of default, termination events, or the netting and setting off of amounts due. This Agreement may not be altered, amended, modified or otherwise changed in any respect except in writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by both Parties. No promise, representation or inducement has been made by either Party that is not embodied in this

Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

28.3	Severability. If at any time any court of competent jurisdiction declares any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any Applicable Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction will, in any way, be affected or impaired. The Parties will negotiate in good faith with a view to reform this Agreement in order to give effect to the original intention of the Parties and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of the Parties. The failure to agree upon such provisions for any reason or no reason shall not be considered a breach of this Agreement.

28.4	Waiver and Cumulative Remedies. No failure to exercise, nor any delay in exercising, any right, power or remedy under this Agreement or provided by Applicable Law shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (provided by Applicable Law or otherwise). Any waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

28.5	Time Is of the Essence. Time shall be of the essence for this Agreement with respect to all aspects of each Party’s performance of its obligations under this Agreement.

28.6	No Third-Party Beneficiaries. There are no third party beneficiaries to this Agreement and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any person, firm or organization other than the Parties and their successors in interest and permitted assigns.

28.7	Announcements. At no time during the Term of this Agreement, and for a period of two years following its expiration or termination, shall any Party issue any press announcement or public statement regarding this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned, except as may be required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into between the Parties. The issuing Party will:

28.7.1	use all reasonable efforts to notify the other Party of the content of such announcement at least three Business Days prior to such issue (unless otherwise required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into by the Parties); and

28.7.2	take the other Party’s comments on the proposed announcement into account as is reasonable in the circumstances, provided such comments are received within two Business Days of the notification.

28.8	Counterparts. This Agreement may be executed by the Parties in separate counterparts and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative.

Executed by

MORGAN STANLEY CAPITAL GROUP INC.

Name:
Title:
Date:

Executed by

DELAWARE CITY REFINING COMPANY LLC

Name:
Title:
Date:

SCHEDULE 1 – PRODUCTS LIST

(subject to revision upon decision of the Governance Committee)

Generic Product Description	Advisor Product Code
1. Light Finished Products
CBOB	CBOB10.0UNL7.8
CBOB_SUP	CBOB10.0PRE7.8
FINISHED HEATING	HSFO2
FINISHED JET	JET
PBOB	RBOB10.0UNL7.8
RBOB	RBOB10.0UNL13.5
ULTRA LOW SULFUR DIESEL	ULSD
ULTRA LOW SULFUR KEROSENE	ULSK

2. Intermediate Products
ALKYLATE	ALKY
BLENDSTOCK GASOLINE	GBLEND
CHD1 FEED	CHDLGO
HEAVY REFORMATE	HVYREF
HIGH SULFUR NO 2 OIL BLENDSTOCK	HSDBLND
LIGHT CYCLE OIL	LCO
LIGHT FCCU GASOLINE	LCATG
LT. STRAIGHT RUN	LSRG
NAPTHA 40	NAP40-PURCH
NAPTHA COKER	NAPCK
POLYMER GASOLINE	PLG
RAW FCC NAPHTHA	CATG
REFORMATE	REFM
SLOP OIL	SLOP
SOUR KEROSENE	KERO-UNTRTD
STRAIGHT RUN NAPHTA	NAPSTR
SWEET NAPHTHA	NAPSWEET

3. Slurry
FCC SLURRY OIL	CSO

SCHEDULE 2 – FORM OF QUARTERLY FORECAST

Quarterly Delivery Forecast	ALL DATES & VOLUME DATA ARE INCLUDED FOR ILLUSTRATIVE PURPOSES ONLY

Date of Report:	June 19, 2011
Delivery Month 2:	July-11
Delivery Month 3:	August-11
Report Author:	DCRC
Report Receiver:	MSCG
Report Frequency:	Prior to the 20th of every month
Scheduled Maintenance:	[Insert dates/comments if any]

			July-11	August-11
Category	Generic Product Description	Advisor Product Code	Production Estimate (M Bbls )	Production Estimate (M Bbls )	Notes /Comments
Light Finished Products	CBOB	CBOBUNL 12.9	[redacted]	[redacted]
Light Finished Products	CBOB_SUP	CBOBPRE 12.9	[redacted]	[redacted]
Light Finished Products	PBOB	RBOB10.0UNL 13.5	[redacted]	[redacted]
Light Finished Products	RBOB	RBOB10.0UNL 13.5	[redacted]	[redacted]
Light Finished Products	FINISHED HEATING	HSFO2	[redacted]	[redacted]
Light Finished Products	FINISHED JET	JET	[redacted]	[redacted]
Light Finished Products	FINISHED LSD	LSD	[redacted]	[redacted]
Light Finished Products	HEATING OIL	HSFO2 UNDYED	[redacted]	[redacted]
Light Finished Products	MARINE DIESEL	MDO	[redacted]	[redacted]
Light Finished Products	Specialty Grade		[redacted]	[redacted]
Light Finished Products	Specialty Grade		[redacted]	[redacted]
Total Light Finished Products			[redacted]	[redacted]

SCHEDULE 3 – FORM OF MONTHLY DELIVERY SCHEDULE

Monthly Delivery Schedule	ALL DATES & VOLUME DATA ARE INCLUDED FOR ILLUSTRATIVE PURPOSES ONLY

Date of Report:	June 19, 2011
Delivery Month:	July-11
Report Author:	DCRC
Report Receiver:	MSCG
Report Frequency:	Prior to the 20th of every month
Scheduled Maintenance:	[Insert dates/comments if any]

Category	Generic Product Description	Advisor Product Code	Production Estimate (M Bbls )	Consumption Estimate (M Bbls )	Net Production Estimate (M Bbls )	Notes /Comments
Light Finished Products	CBOB	CBOBUNL 12.9	[redacted]		[redacted]
Light Finished Products	CBOB_SUP	CBOBPRE 12.9	[redacted]		[redacted]
Light Finished Products	PBOB	RBOB10.0UNL 13.5	[redacted]		[redacted]
Light Finished Products	RBOB	RBOB10.0UNL 13.5	[redacted]		[redacted]
Light Finished Products	FINISHED HEATING	HSFO2	[redacted]		[redacted]
Light Finished Products	FINISHED JET	JET	[redacted]		[redacted]
Light Finished Products	FINISHED LSD	LSD	[redacted]		[redacted]
Light Finished Products	HEATING OIL	HSFO2 UNDYED	[redacted]		[redacted]
Light Finished Products	MARINE DIESEL	MDO	[redacted]		[redacted]
Light Finished Products	Specialty Grade		[redacted]		[redacted]
Light Finished Products	Specialty Grade		[redacted]		[redacted]
Total Light Finished Products			[redacted]		[redacted]

Slurry	FCC SLURRY OIL	CSO	[redacted]	[redacted]	[redacted]

Intermediate Products	LT. STRAIGHT RUN	LSRG	[redacted]	[redacted]	[redacted]
Intermediate Products	RAW FCC NAPHTHA	CATG	[redacted]	[redacted]	[redacted]
Intermediate Products	SOUR NAPHTHA	NAPLOW	[redacted]	[redacted]	[redacted]
Intermediate Products	SOUR NAPHTHA	NAP40	[redacted]	[redacted]	[redacted]
Intermediate Products	SWEET NAPTHA	NAPSWEET	[redacted]	[redacted]	[redacted]
Intermediate Products	ALKYLATE	ALKY	[redacted]	[redacted]	[redacted]
Intermediate Products	REFORMATE	REFM	[redacted]	[redacted]	[redacted]
Intermediate Products	CHD1 FEED	CHDLGO	[redacted]	[redacted]	[redacted]
Intermediate Products	SOUR ST RUN KERO	KERO	[redacted]	[redacted]	[redacted]
Intermediate Products	Other		[redacted]	[redacted]	[redacted]
Total Intermediate Products			[redacted]	[redacted]	[redacted]

Total All Products			[redacted]	[redacted]	[redacted]

SCHEDULE 4 – FORM OF WEEKLY NOMINATION

RBOB				RBOB TANKS AT DELAWARE CITY REFINERY
				TK NO.	[redacted]	[redacted]	[redacted]	TOTAL CAP
				CAPACITY	[redacted]	[redacted]	[redacted]	[redacted]
				SAFE FILL	[redacted]	[redacted]	[redacted]	[redacted]
				TANK HEELS	[redacted]	[redacted]	[redacted]	[redacted]
				WORKING CAPACITY	[redacted]	[redacted]	[redacted]	[redacted]

									AVAILABLE END INV BBLS	ACTUAL REFINERY INV W/HEELS	AVAIL TK SPACE BBLS
	OPEN INV	PRODUCTION RACK		BATCH NUMBERS /	BUCKEYE	LAUREL	WATERBORNE	ADJ
DATE	BBLS	BBLS	BBLS	BARGE /VSL NAME	BBLS	BBLS	BBLS	BBLS
1-Jul-11	[redacted]	—	[redacted]		[redacted]				[redacted]	[redacted]	[redacted]
2-Jul-11	[redacted]	[redacted]	[redacted]	[redacted]			[redacted]		[redacted]	[redacted]	[redacted]
3-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
4-Jul-11	[redacted]	—	[redacted]	[redacted]	[redacted]				[redacted]	[redacted]	[redacted]
5-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
6-Jul-11	[redacted]	—	[redacted]						[redacted]	[redacted]	[redacted]
7-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
8-Jul-11	[redacted]	[redacted]	[redacted]	[redacted]			[redacted]		[redacted]	[redacted]	[redacted]
9-Jul-11	[redacted]	—	[redacted]						[redacted]	[redacted]	[redacted]
10-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
11-Jul-11	[redacted]	—	[redacted]						[redacted]	[redacted]	[redacted]
12-Jul-11	[redacted]	—	[redacted]						[redacted]	[redacted]	[redacted]
13-Jul-11	[redacted]	[redacted]	[redacted]	[redacted]		[redacted]			[redacted]	[redacted]	[redacted]
14-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
15-Jul-11	[redacted]	—	[redacted]						[redacted]	[redacted]	[redacted]
16-Jul-11	[redacted]	—	[redacted]	[redacted]	[redacted]				[redacted]	[redacted]	[redacted]
17-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
18-Jul-11	[redacted]	—	[redacted]						[redacted]	[redacted]	[redacted]
19-Jul-11	[redacted]	[redacted]	[redacted]	[redacted]		[redacted]			[redacted]	[redacted]	[redacted]
20-Jul-11	[redacted]	—	[redacted]						[redacted]	[redacted]	[redacted]
21-Jul-11	[redacted]	—	[redacted]						[redacted]	[redacted]	[redacted]
22-Jul-11	[redacted]	—	[redacted]						[redacted]	[redacted]	[redacted]
23-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
24-Jul-11	[redacted]	—	[redacted]						[redacted]	[redacted]	[redacted]
25-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
26-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
27-Jul-11	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]				[redacted]	[redacted]	[redacted]
28-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
29-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
30-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
31-Jul-11	[redacted]	[redacted]	[redacted]						[redacted]	[redacted]	[redacted]
1-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
2-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
3-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
4-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
5-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
6-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
7-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
8-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
9-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
10-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
11-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
12-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
13-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
14-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
15-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
16-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
17-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
18-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
19-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
20-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
21-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
22-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
23-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
24-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
25-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
26-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
27-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
28-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
29-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
30-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]
31-Aug-11	[redacted]								[redacted]	[redacted]	[redacted]

SCHEDULE 5 – PAYMENT DAYS FOR LIGHT FINISHED PRODUCTS

AND SPECIALTY GRADES

The applicable Provisional Payment Day and Final Payment Day for each Relevant Delivery Date occurring during a calendar week, subject to the Holiday Modifications below, is as follows:

TABLE 1: Payment Day Table

Relevant Delivery Date	Provisional Payment Day*	Final Payment Day**
Sunday	Monday	Wednesday
Monday	Tuesday	Thursday
Tuesday	Wednesday	Friday
Wednesday	Thursday	Monday of the following week
Thursday	Friday	Tuesday of the following week
Friday	Friday	Wednesday of the following week
Saturday	Monday of the following week	Wednesday of the following week

*	Holiday Modifications to Provisional Payment Day:

(1) If a Tuesday Wednesday or Thursday is a non-Business Day, then, unless (2) below applies, the Provisional Payment Day for the Relevant Delivery Date preceding such non-Business Day is the next following Business Day.

For example, if Thursday is a non-Business Day, then the Provisional Payment Day for Wednesday is Friday.

(2) If a Friday is a non-Business Day or if a Monday of the following week is a non-Business Day, then (i) the Provisional Payment Day for the Relevant Delivery Date falling on the first non-Business Day occurring at the end of the relevant week will be the day prior to such Relevant Delivery Date, and (ii) the Provisional Payment Day for the Relevant Delivery Date falling on the last Business Day of the relevant week will be such Relevant Delivery Date.

For example:

If Friday is not a Business Day for a particular week, then the Provisional Payment Day for Friday will be Thursday and the Provisional Payment Day for Thursday will be Thursday.

If the Monday in the week following a particular week is not a Business Day, then the Provisional Payment Day for Saturday of such week will be Friday.

**	Holiday Modifications to Final Payment Day:

If any day after the Relevant Delivery Date up to and including the Final Payment Day specified in Table 1 above is not a Business Day, then the Final Payment Day shall be the third Business Day following the Relevant Delivery Date, if such third Business Day is different than the day specified in Table 1.

SCHEDULE 6 – LIGHT FINISHED PRODUCTS AND SPECIALTY GRADE PRICING

INTENT AND STRUCTURE OF PRICING ARRANGEMENT

*****

SECTION I: BASE BARGE PRICE

The Base Barge Price shall be calculated as follows:

Base Barge Price = Argus NYH Barge Mean - Barge Costs, where:

A.	Argus NYH Barge Mean = as of any relevant day, the mean of the high and the low daily Argus New York Barge price assessments for barrels loaded in NY Harbor via barge, effective on such day.

B.	Barge Costs = a base cost to be agreed monthly that incorporates the logistics (“Barge Freight”) and Other Costs to convert the Argus NYH Barge Mean pricing basis to MSCG’s purchase pricing basis:

1.	Barge Freight shall be set with reference to market reports (but not exclusively) such as the Poten & Partners Northeast Barge Market Report and MSCG time charters (if the Parties mutually agree to use time charters).

2.	Other Costs = normal loading and delivery costs required to equate the terms of an actual or hypothetical (as applicable) into-tank purchase by MSCG from DCRC to the terms of standard Argus NYH Barge transaction. This may include inspection, loss, demurrage, insurance and a time-value-of-money adjustment (calculated at *****) to bridge the period of time between when MSCG would make payment to DCRC for purchases hereunder and the payment timing of the standard Argus NYH Barge transaction.

SECTION II: *****

SECTION III: *****

SECTION IV: *****

SECTION V: *****

SECTION VI: *****

2

SCHEDULE 7 – INTERMEDIATE PRODUCTS PRICING

*****

SCHEDULE 8 – SLURRY PRICING

*****

SCHEDULE 9 – PRO FORMA CALCULATION OF TVM

(subject to revision upon decision of the Governance Committee)

Illustrative TVM Calculation –Finished Light Products and Slurry

	CBOB REG	CBOB Prem	RBOB	PBOB	HO	JET	ULSD	ULSK	Slurry
TVM Adjustment in Base Barge Price
Base Barge Price
Argus NYH Barge Mean (cpg)	*****	*****	*****	*****	*****	*****	*****	*****	*****
Barge Costs (excl. Delivery Cost)
Net Base Price before Delivery Cost (cpg)
Net Base Price before Delivery Cost ($/BBL)
TVM Cost Breakdown
Libor	*****	*****	*****	*****	*****	*****	*****	*****	*****
Spread
Costs

TVM Base Barge Price
TVM Days – Deemed
Minimum Residence
Incremental Residence	*****	*****	*****	*****	*****	*****	*****	*****	*****
In Transit (Barge)
Invoice
AR
AR adj.

Total	*****	*****	*****	*****	*****	*****	*****	*****	*****

TVM ($/BBL) – Base Barge Price	*****	*****	*****	*****	*****	*****	*****	*****	*****

SCHEDULE 9 – PRO FORMA CALCULATION OF TVM

(subject to revision upon decision of the Governance Committee)

Illustrative TVM Calculation - Intermediates

	LT. STRAIGHT RUN	RAW FCC NAPHTHA	SOUR NAPHTHA	SWEET NAPHTHA	ALKYLATE	REFORMATE	CHD1 CostsD	SOUR ST RUN KERO
Estimated Price (cpg)	*****	*****	*****	*****	*****	*****	*****	*****
Net Base Price before TVM ($/BBL)

RVM Days – Deemed
Total	*****	*****	*****	*****	*****	*****	*****	*****

TVM Cost Breakdown
Libor	*****	*****	*****	*****	*****	*****	*****	*****
Spread
Costs

TVM ($/BBL)	*****	*****	*****	*****	*****	*****	*****	*****

2

SCHEDULE 10 – TRANSITIONAL OFFTAKE AGREEMENT TERM SHEET

*****